                         SECURITIES EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               File No. 005-56295
              -----------------------------------------------------

                                 SCHEDULE 13D/A
                                 (Rule 13d-101)

                                Amendment No. 24

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
                   RULE 13d-1(a) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(a)


                          The Goldman Sachs Group, Inc.
                              ---------------------
                                (Name of Issuer)

                     Common Stock, par value $.01 per share

                           ---------------------------
                         (Title of Class of Securities)

                                   38141G 10 4

                              ---------------------
                                 (CUSIP Number)

                                 Gregory K. Palm
                                 Esta E. Stecher
                                 James B. McHugh
                          The Goldman Sachs Group, Inc.
                                 85 Broad Street
                            New York, New York 10004
                            Telephone: (212) 902-1000

                              --------------------
          (Name, Address and Telephone Number of Persons Authorized to
                       Receive Notices and Communications)

                                 March 26, 2002

                              --------------------
             (Date of Event which Requires Filing of this Statement)

                   If the filing person has previously filed a
               statement on Schedule 13G to report the acquisition
                that is the subject of this Schedule 13D, and is
 filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

                         (Continued on following pages)

CUSIP NO. 38141G 10 4                  13D

1.  NAMES OF REPORTING PERSONS:  Each of the persons identified on Appendix A.

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

    As to a group consisting solely of Covered Persons(1)                (a) [x]

    As to a group consisting of persons other than Covered Persons       (b) [x]

3.  SEC USE ONLY

4. SOURCE OF FUNDS: OO as to Covered Shares(1), OO and PF as to Uncovered Shares(2)
    (Applies to each person listed on Appendix A.)

5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM
    2(d) OR 2(e)                                                             [ ]
    (Applies to each person listed on Appendix A.)

6. CITIZENSHIP OR PLACE OF ORGANIZATION United States unless otherwise indicated on Appendix A.

               7.  SOLE VOTING POWER (See Item 6)
   NUMBER OF       As to Covered Shares, 0
                   As to Uncovered Shares, as stated in Appendix A
    SHARES
               8.  SHARED VOTING POWER (See Item 6) (Applies to each person
 BENEFICIALLY      listed on Appendix A.)
                   228,320,125 Covered Shares held by Covered Persons
   OWNED BY        15,623 Uncovered Shares held by Covered Persons(3)
                   2,046,623 other Uncovered Shares held by Covered Persons(4)
   REPORTING
               9.  SOLE DISPOSITIVE POWER (See Item 6)
    PERSON         As to Covered Shares, less than 1%
                   As to Uncovered Shares, as stated in Appendix A
     WITH
               10. SHARED DISPOSITIVE POWER (See Item 6):
                   As to Covered Shares, 0
                   As to Uncovered Shares, as stated in Appendix A

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 230,382,371

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (Applies to each person listed on Appendix A.)                       [x]


13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                 48.58%

14. TYPE OF REPORTING PERSON: OO as to persons listed in Appendix A under the captions "Trusts" and "Limited Liability Companies"; PN as to persons listed in Appendix A under the caption "Partnerships"; CO as to persons listed in Appendix A under the caption "Corporations"; IN as to all other persons listed in Appendix A.

-----------------------------------
(1) For a definition of this term, please see Item 2.

(2) For a definition of this term, please see Item 3.

(3) These are Uncovered Shares also described in Row 7 which each Covered Person is deemed to beneficially own by application of Rule
    13d-5(b)(1), but do not include the Uncovered Shares described in note
    4. Each Covered Person disclaims beneficial ownership of Uncovered Shares held by each other Covered Person.

(4) These are Uncovered Shares held by 95 private charitable foundations established by 95 Covered Persons each of whom is a co-trustee of one or more of such private charitable foundations and may be deemed to beneficially own such Uncovered Shares. Each other Covered Person may be deemed to beneficially own such Uncovered Shares by application of Rule 13d-5(b)(1). Each such Covered Person disclaims beneficial ownership of such Uncovered Shares, and each other Covered Person also disclaims beneficial ownership of such Uncovered Shares.

                                                                      APPENDIX A

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
----------------------------------   -----------------   -----------    ---------    -----------   ----------------
Bradley I. Abelow                                             0             0             0               0
Peter C. Aberg                                                0             0             0               0
Daniel A. Abut                           Argentina            0             0             0               0
Paul M. Achleitner                        Austria             0             0             0               0
Alberto F. Ades                          Argentina            0             0             0               0
Ben I. Adler                                                  0             0             0               0
Gregory A. Agran                                              0             0             0               0
Raanan A. Agus                                                0             0             0               0
Syed H. Ahmad                            Pakistan             0             0             0               0
Jonathan R. Aisbitt                         UK                0             0             0               0
Elliot M. Alchek                                              0             0             0               0
Yusuf A. Aliredha                         Bahrain             0             0             0               0
Andrew M. Alper                                               0             0             0               0
Philippe J. Altuzarra                     France              0             0             0               0
Ignacio Alvarez-Rendueles                  Spain              0             0             0               0
Rebecca Amitai                                                0             0             0               0
Zarthustra Amrolia                          UK                0             0             0               0
John G. Andrews                           USA/UK              0             0             0               0
Francois Andriot                          France              0             0             0               0
Douglas M. Angstrom                                           0             0             0               0
Arnaud M. Apffel                          France              0             0             0               0
Lori B. Appelbaum                                             0             0             0               0
Philip S. Armstrong                         UK                0             0             0               0
John A. Ashdown                             UK                0             0             0               0
David M. Atkinson                           UK                0             0             0               0
Neil Z. Auerbach                                              0             0             0               0
Mitchel J. August                                             0             0             0               0
Armen A. Avanessians                                          0             0             0               0
Dean C. Backer                                                0             0             0               0
William A. Badia                                              0             0             0               0
Katherine M. Bailon                                           0             0             0               0
Andrew G. Baird                             UK                0             0             0               0
Michiel J. Bakker                     The Netherlands         0             0             0               0
Mark E. Bamford                                               0             0             0               0
William J. Bannon                                             0             0             0               0
John S. Barakat                                               0             0             0               0
Leslie Barbi                                                  0             0             0               0
Adam P. Barrett                             UK                0             0             0               0
Scott B. Barringer                                            0             0             0               0
Steven M. Barry                                               0             0             0               0
Christopher M. Barter                                         0             0             0               0
Barbara J. Basser-Bigio                                       0             0             0               0
Christopher A. Bates                                          0             0             0               0
Carl-Georg Bauer-Schlichtegroll           Germany             0             0             0               0
David Baum                                                    0             0             0               0
Gerhard Baumgard                          Germany             0             0             0               0
Patrick Y. Baune                          France              0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
----------------------------------   -----------------   -----------    ---------    -----------   ----------------
Frank A. Bednarz                                              0             0             0               0
Jonathan A. Beinner                                           0             0             0               0
Janet L. Bell                                                 0             0             0               0
Ron E. Beller                                                 0             0             0               0
Jordan M. Bender                                              0             0             0               0
Tarek M. Ben Halim                     Saudi Arabia           0             0             0               0
Kenneth Berents                                               0             0             0               0
Michael G. Berini                                             0             0             0               0
Milton R. Berlinski                   The Netherlands         0             0             0               0
Andrew S. Berman                                              0             0             0               0
Frances R. Bermanzohn                                         0             0             0               0
Paul D. Bernard                                               0             0             0               0
Anthony D. Bernbaum                         UK                0             0             0               0
Stuart N. Bernstein                                           0             0             0               0
Thomas P. Berquist                                            0             0             0               0
Robert A. Berry                             UK                0             0             0               0
John D. Bertuzzi                                              0             0             0               0
Elizabeth E. Beshel                                           0             0             0               0
Andrew M. Bevan                             UK                0             0             0               0
Jean-Luc Biamonti                         Monaco              0             0             0               0
Andrew C. Bieler                                              0             0             0               0
James J. Birch                              UK                0             0             0               0
Gary D. Black                                                 0             0             0               0
Lloyd C. Blankfein                                            0             0             0               0
Abraham Bleiberg                          Mexico              0             0             0               0
Dorothee Blessing                         Germany             0             0             0               0
David W. Blood                                                0             0             0               0
Randall A. Blumenthal                                         0             0             0               0
David R. Boles                                                0             0             0               0
Antonio Borges                           Portugal             0             0             0               0
Alastair M. Borthwick                       UK                0             0             0               0
Alison L. Bott                              UK                0             0             0               0
Charles W.A. Bott                           UK                0             0             0               0
Charles C. Bradford III                                       0             0             0               0
George M. Brady                                              136            0            136              0
Benjamin S. Bram                                              0             0             0               0
Graham Branton                              UK                0             0             0               0
Thomas C. Brasco                                              0             0             0               0
Alan J. Brazil                                                0             0             0               0
Peter L. Briger, Jr.                                          0             0             0               0
Craig W. Broderick                                            0             0             0               0
Richard J. Bronks                           UK                0             0             0               0
Holger Bross                              Germany             0             0             0               0
Edward A. Brout                                               0             0             0               0
James K. Brown                                                0             0             0               0
Julian J. Brown                             UK                0             0             0               0
Kathleen Brown                                                0             0             0               0
Melissa R. Brown                                              0             0             0               0
Peter D. Brundage                                             0             0             0               0
John J. Bu                                                    0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
----------------------------------   -----------------   -----------    ---------    -----------   ----------------
Lawrence R. Buchalter                                         0             0             0               0
Mark J. Buisseret                           UK                0             0             0               0
Steven M. Bunson                                              0             0             0               0
Timothy B. Bunting                          UK                0             0             0               0
Andrew J. Burke-Smith                     Canada              0             0             0               0
David D. Burrows                                              0             0             0               0
Michael S. Burton                           UK                0             0             0               0
Joseph M. Busuttil                                            0             0             0               0
George H. Butcher III                                         0             0             0               0
Mary D. Byron                                                 0             0             0               0
Andrew Cader                                                  0             0             0               0
Jin Yong Cai                               China              0             0             0               0
Lawrence V. Calcano                                           0             0             0               0
Elizabeth V. Camp                                             0             0             0               0
John D. Campbell                                              0             0             0               0
Laurie G. Campbell                        Canada              0             0             0               0
Richard M. Campbell-Breeden                 UK                0             0             0               0
Mark M. Carhart                                               0             0             0               0
Mark J. Carlebach                                             0             0             0               0
Mariafrancesca Carli                       Italy              0             0             0               0
Valentino D. Carlotti                                         0             0             0               0
Anthony H. Carpet                                             0             0             0               0
Michael J. Carr                                               0             0             0               0
Christopher J. Carrera                                        0             0             0               0
Mark Carroll                                                  0             0             0               0
Virginia E. Carter                                            0             0             0               0
Calvin R. Carver, Jr.                                         0             0             0               0
Andrea Casati                              Italy              0             0             0               0
Mary Ann Casati                                               0             0             0               0
Chris Casciato                                                0             0             0               0
Mark A. Castellano                                            0             0             0               0
Eduardo Centola                           Brazil              0             0             0               0
Varkki P. Chacko                         USA/India            0             0             0               0
David K. Chang                            Taiwan              0             0             0               0
Amy L. Chasen                                                 0             0             0               0
Sacha A. Chiaramonte                      Germany             0             0             0               0
Andrew A. Chisholm                        Canada              0             0             0               0
W. Reed Chisholm, II                                         494            0            494              0
Robert J. Christie                                            0             0             0               0
Todd J. Christie                                              0             0             0               0
Jane P. Chwick                                                0             0             0               0
Peter T. Cirenza                                              0             0             0               0
Geoffrey G. Clark                         Canada              0             0             0               0
James B. Clark                                                0             0             0               0
Kent A. Clark                             Canada              0             0             0               0
Maura J. Clark                            Canada              0             0             0               0
Alexander Classen                       Switzerland           0             0             0               0
Catherine M. Claydon                      Canada              0             0             0               0
Zachariah Cobrinik                                            0             0             0               0
Michael D. Cochrane                       Canada              0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
----------------------------------   -----------------   -----------    ---------    -----------   ----------------
Abby Joseph Cohen                                             0             0             0               0
Lawrence A. Cohen                                            200            0            200              0
Lawrence H. Cohen                                             0             0             0               0
Marc I. Cohen                                                 0             0             0               0
Gary D. Cohn                                                  0             0             0               0
Christopher A. Cole                                           0             0             0               0
Timothy J. Cole                                               0             0             0               0
Robert G. Collins                                             0             0             0               0
Marcus R. Colwell                                             0             0             0               0
Peter H. Comisar                                              0             0             0               0
Laura C. Conigliaro                                           0             0             0               0
William Connell                                               0             0             0               0
Llewellyn C. Connolly                                         0             0             0               0
Thomas G. Connolly                      Ireland/USA           0             0             0               0
Frank T. Connor                                               0             0             0               0
Donna L. Conti                                                0             0             0               0
Karen R. Cook                               UK                0             0             0               0
Edith W. Cooper                                               0             0             0               0
Philip A. Cooper                                              0             0             0               0
Carlos A. Cordeiro                                            0             0             0               0
Henry Cornell                                                 0             0             0               0
E. Gerald Corrigan                                            0             0             0               0
Jon S. Corzine                                                0             0             0               0
Claudio Costamagna                         Italy              0             0             0               0
Marta Z. Cotton                                               0             0             0               0
James A. Coufos                                               0             0             0               0
Frank L. Coulson, Jr.                                         0             0             0               0
Kenneth Courtis                                               0             0             0               0
Eric J. Coutts                              UK                0             0             0               0
Beverley M. Covell                          UK                0             0             0               0
Randolph L. Cowen                                             0             0             0               0
Meyrick Cox                                 UK                0             0             0               0
Brahm S. Cramer                           Canada              0             0             0               0
Nicholas P. Crapp                           UK                0             0             0               0
Neil D. Crowder                                               0             0             0               0
Michael L. Crowl                                              0             0             0               0
Eduardo A. Cruz                                               0             0             0               0
John P. Curtin, Jr.                                           0             0             0               0
John W. Curtis                                                0             0             0               0
Michael D. Daffey                        Australia            0             0             0               0
Stephen C. Daffron                                            0             0             0               0
Linda S. Daines                                               0             0             0               0
Stephen B. Dainton                          UK                0             0             0               0
Paul B. Daitz                                                 0             0             0               0
John S. Daly                              Ireland             0             0             0               0
Philip M. Darivoff                                            0             0             0               0
Matthew S. Darnall                                            0             0             0               0
Timothy D. Dattels                        Canada              0             0             0               0
Gavyn Davies                                UK                0             0             0               0
Stephen Davies                              UK                0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
----------------------------------   -----------------   -----------    ---------    -----------   ----------------
Oral W. Dawe                              Canada              0             0             0               0
Diego De Giorgi                            Italy              0             0             0               0
Michael G. De Lathauwer                   Belgium             0             0             0               0
Jean A. De Pourtales                     France/UK            0             0             0               0
Luigi de Vecchi                            Italy              0             0             0               0
David A. Dechman                                              0             0             0               0
Daniel L. Dees                                                0             0             0               0
Mark Dehnert                                                  0             0             0               0
Paul C. Deighton                            UK                0             0             0               0
James Del Favero                         Australia            0             0             0               0
Juan A. Del Rivero                         Spain              0             0             0               0
Robert V. Delaney, Jr.                                        0             0             0               0
Joseph Della Rosa                                             0             0             0               0
Emanuel Derman                                                0             0             0               0
Neil V. DeSena                                                0             0             0               0
Martin R. Devenish                          UK                0             0             0               0
Andrew C. Devenport                         UK                0             0             0               0
Stephen D. Dias                             UK                0             0             0               0
Armando A. Diaz                                               0             0             0               0
Alexander C. Dibelius                     Germany             0             0             0               0
Stephen J. DiLascio                                           0             0             0               0
James D. Dilworth                                             0             0             0               0
Paul M. DiNardo                                               0             0             0               0
Simon P. Dingemans                          UK                0             0             0               0
Joseph P. DiSabato                                            0             0             0               0
Michele I. Docharty                                           0             0             0               0
Paula A. Dominick                                             0             0             0               0
Noel B. Donohoe                           Ireland             0             0             0               0
Suzanne O. Donohoe                                            0             0             0               0
James H. Donovan                                              0             0             0               0
Jana Hale Doty                                                0             0             0               0
Robert G. Doumar, Jr.                                         0             0             0               0
Thomas M. Dowling                                             0             0             0               0
John O. Downing                                               0             0             0               0
Mario Draghi                               Italy              0             0             0               0
Michael B. Dubno                                              0             0             0               0
Connie K. Duckworth                                           0             0             0               0
William C. Dudley                                             0             0             0               0
Donald J. Duet                                                0             0             0               0
Brian J. Duffy                                                0             0             0               0
Brian Duggan                                                  0             0             0               0
Matthieu B. Duncan                                            0             0             0               0
C. Steven Duncker                                             0             0             0               0
Karlo J. Duvnjak                          Canada              0             0             0               0
Jay S. Dweck                                                  0             0             0               0
Michael L. Dweck                                              0             0             0               0
Gordon E. Dyal                                                0             0             0               0
Isabelle Ealet                            France              0             0             0               0
Glenn P. Earle                              UK                0             0             0               0
Seaborn S. Eastland                                           0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
----------------------------------   -----------------   -----------    ---------    -----------   ----------------
Kenneth M. Eberts, III                                        0             0             0               0
Paul S. Efron                                                 0             0             0               0
Herbert E. Ehlers                                             0             0             0               0
Alexander S. Ehrlich                                          0             0             0               0
Howard B. Eisen                                               0             0             0               0
John E. Eisenberg                                             0             0             0               0
Gary L. Eisenreich                                            0             0             0               0
Edward K. Eisler                          Austria             0             0             0               0
Jason H. Ekaireb                            UK                0             0             0               0
Gregory H. Ekizian                                            0             0             0               0
Aubrey J. Ellis                                               0             0             0               0
Glenn D. Engel                                                0             0             0               0
Earl S. Enzer                                                 0             0             0               0
Christopher H. Eoyang                                         0             0             0               0
Christian Erickson                                            0             0             0               0
Davide G. Erro                             Italy              0             0             0               0
Michael P. Esposito                                           0             0             0               0
George C. Estey                           Canada              0             0             0               0
Mark D. Ettenger                                              0             0             0               0
Bruce J. Evans                                                0             0             0               0
Ian J. Evans                                UK                0             0             0               0
J. Michael Evans                          Canada              0             0             0               0
W. Mark Evans                             Canada              0             0             0               0
Charles P. Eve                              UK                0             0             0               0
Brian F. Farr                                                 0             0             0               0
Elizabeth C. Fascitelli                                       0             0             0               0
Jeffrey F. Fastov                                             0             0             0               0
Pieter Maarten Feenstra               The Netherlands         0             0             0               0
Norman Feit                                                   0             0             0               0
Steven M. Feldman                                             0             0             0               0
Laurie R. Ferber                                              0             0             0               0
Luca D. Ferrari                                               0             0             0               0
John A. Ferro, Jr.                                            0             0             0               0
Robert P. Fisher, Jr.                                         0             0             0               0
David A. Fishman                                              0             0             0               0
Lawton W. Fitt                                                0             0             0               0
Stephen C. Fitzgerald                    Australia            0             0             0               0
Thomas M. Fitzgerald III                                      0             0             0               0
Daniel M. Fitzpatrick                                         0             0             0               0
James A. Fitzpatrick                                          0             0             0               0
David N. Fleischer                                            0             0             0               0
Alexander W. Fletcher                       UK                0             0             0               0
David B. Ford                                                 0           134(5)          0             134(5)
Edward C. Forst                                               0             0             0               0
George B. Foussianes                                          0             0             0               0
Karl Fowler                                 UK                0             0             0               0
Oliver L. Frankel                                             0             0             0               0
Randy W. Frankel                                              0             0             0               0

--------------------------------
(5)  Shared with family members.

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
----------------------------------   -----------------   -----------    ---------    -----------   ----------------
Orit P. Freedman                          Israel              0             0             0               0
Matthew T. Fremont-Smith                                      0             0             0               0
Christopher G. French                       UK                0             0             0               0
Timothy G. Freshwater                       UK                0             0             0               0
Jacob Y. Friedman                                             0             0             0               0
Richard A. Friedman                                           0             0             0               0
Matthias K. Frisch                      Switzerland           0             0             0               0
Robert K. Frumkes                                             0             0             0               0
C. Douglas Fuge                                               0             0             0               0
Naosuke Fujita                             Japan              0             0             0               0
Shirley Fung                                UK                0             0             0               0
Enrico S. Gaglioti                                            0             0             0               0
James R. Garvey                           Ireland             0             0             0               0
Joseph D. Gatto                                               0             0             0               0
Emmanuel Gavaudan                         France              0             0             0               0
Nicholas J. Gaynor                          UK                0             0             0               0
Richard A. Genna                                              0             0             0               0
Peter C. Gerhard                                              0             0             0               0
Kenneth K. Gershenfeld                                        0             0             0               0
Rajiv A. Ghatalia                          India              0             0             0               0
Robert R. Gheewalla                                           0             0             0               0
Nomi P. Ghez                            Israel/USA            0             0             0               0
Scott A. Gieselman                                            0             0             0               0
Gary T. Giglio                                                0             0             0               0
H. John Gilbertson, Jr.                                       0             0             0               0
Nicholas G. Giordano                                          0           300(6)          0             300(6)
Joseph H. Gleberman                                           0             0             0               0
Nancy S. Gloor                                                0             0             0               0
Richard J. Gnodde                      Ireland/South          0             0             0               0
                                          Africa
Charles G. Goetz                                              0             0             0               0
Jeffrey B. Goldenberg                                         0         2,860(7)          0           2,860(7)
Jacob D. Goldfield                                            0             0             0               0
Gary F. Goldring                                              0             0             0               0
Daniel C. Goldwater                         UK                0             0             0               0
James S. Golob                                                0             0             0               0
Gregg A. Gonsalves                                            0             0             0               0
Amy O. Goodfriend                                             0             0             0               0
Jay S. Goodgold                                               0             0             0               0
Larry J. Goodwin                                              0             0             0               0
Andrew M. Gordon                                              0             0             0               0
Anthony J. Gordon                                             0             0             0               0
Roger H. Gordon                                               0             0             0               0
Robert D. Gottlieb                                            0             0             0               0
Gregory M. Gould                                              0             0             0               0
Frank J. Governali                                            0             0             0               0
Lorenzo Grabau                             Italy              0             0             0               0

--------------------------------
(6)  Shared with family members.

(7)  Shared with family members.

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
----------------------------------   -----------------   -----------    ---------    -----------   ----------------
Geoffrey T. Grant                                             0             0             0               0
William M. Grathwohl                                          0             0             0               0
Pedro Gonzalez Grau                        Spain              0             0             0               0
Thomas J. Gravina                                           200             0           200               0
Michael J. Graziano                                           0             0             0               0
Carmen A. Greco                                               0             0             0               0
Stefan Green                             Australia            0             0             0               0
David J. Greenwald                                            0             0             0               0
Louis S. Greig                              UK                0             0             0               0
William W. Gridley                                            0             0             0               0
Peter W. Grieve                                               0             0             0               0
Christopher Grigg                           UK                0             0             0               0
Edward Sebastian Grigg                   UK/France            0             0             0               0
Douglas C. Grip                                               0             0             0               0
Peter Gross                                                   0             0             0               0
David J. Grounsell                          UK                0             0             0               0
Eric P. Grubman                                               0             0             0               0
Arun M. Gunewardena                      Sri Lanka            0             0             0               0
Celeste A. Guth                                               0             0             0               0
Edward S. Gutman                                              0             0             0               0
Joseph D. Gutman                                              0             0             0               0
Douglas A. Guzman                         Canada              0             0             0               0
Ralf O. Haase                             Germany             0             0             0               0
Erol Hakanoglu                            Turkey              0             0             0               0
David R. Hansen                          Australia            0             0             0               0
Mary L. Harmon                                                0             0             0               0
Roger C. Harper                                               0             0             0               0
Charles T. Harris III                                         0             0             0               0
Robert S. Harrison                                            0             0             0               0
Valerie J. Harrison                         UK                0             0             0               0
Shelley A. Hartman                                            0             0             0               0
Paul R. Harvey                                                0             0             0               0
Rumiko Hasegawa                            Japan              0             0             0               0
Arthur J. Hass                                                0             0             0               0
Arne K. Hassel                            Sweden              0             0             0               0
Nobumichi Hattori                          Japan              0             0             0               0
Stephen J. Hay                              UK                0             0             0               0
Isabelle Hayen                            Belgium             0             0             0               0
Keith L. Hayes                              UK                0             0             0               0
Edward A. Hazel                                               0             0             0               0
Thomas J. Healey                                              0             0             0               0
Robert C. Heathcote                         UK                0             0             0               0
Sylvain M. Hefes                          France              0             0             0               0
Douglas C. Heidt                                              0             0             0               0
David R. Heinz                                                0             0             0               0
David B. Heller                                               0             0             0               0
Steven M. Heller                                              0             0             0               0
William L. Hemphill                                           0             0             0               0
Ruud G. Hendriks                      The Netherlands         0             0             0               0
David P. Hennessey                                            0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
----------------------------------   -----------------   -----------    ---------    -----------   ----------------
R. Douglas Henderson                                          0             0             0               0
David L. Henle                                                0             0             0               0
Mary C. Henry                                                 0             0             0               0
Peter C. Herbert                                              0             0             0               0
Bruce A. Heyman                                               0             0             0               0
Stephen Hickey                                                0             0             0               0
Melina E. Higgins                                             0             0             0               0
Robert E. Higgins                                             0             0             0               0
Joanne M. Hill                                                0             0             0               0
Michael I. Hill                             UK                0             0             0               0
M. Roch Hillenbrand                                           0             0             0               0
Donald W. Himpele                                             0             0             0               0
Kenneth W. Hitchner                                           0             0             0               0
Maykin Ho                                                     0             0             0               0
Timothy E. Hodgson                        Canada              0             0             0               0
Jacquelyn M. Hoffman-Zehner               Canada              0             0             0               0
Richard R. Hogan                                              0             0             0               0
Christopher G. Hogg                   New Zealand/USA         0             0             0               0
Margaret J. Holen                                             0             0             0               0
Daniel E. Holland III                                         0             0             0               0
Teresa E. Holliday                                            0             0             0               0
Peter Hollmann                            Germany             0             0             0               0
Philip Holzer                             Germany             0             0             0               0
Gregory T. Hoogkamp                                           0             0             0               0
Sean C. Hoover                                                0             0             0               0
Jay D. Horine                                                 0             0             0               0
Robert D. Hormats                                             0             0             0               0
Robert G. Hottensen, Jr.                                    615             0           615               0
Thomas J. Houle                                               0             0             0               0
Michael R. Housden                          UK                0             0             0               0
Zu Liu Frederick Hu                        China              0             0             0               0
Paul J. Huchro                                                0             0             0               0
James A. Hudis                                                0             0             0               0
Terry P. Hughes                           Ireland             0             0             0               0
Bimaljit S. Hundal                          UK                0             0             0               0
Edith A. Hunt                                                 0             0             0               0
Susan J. Hunt                               UK                0             0             0               0
Janet T. Hurley                                               0             0             0               0
Fern Hurst                                                    0             0             0               0
Robert J. Hurst                                             100             0           100               0
Elizabeth A. Husted                                           0             0             0               0
Walter V. Hutcherson                                          0             0             0               0
John S. Iglehart                                              0             0             0               0
Robert F. Incorvaia                                           0             0             0               0
Toni Infante                                                  0             0             0               0
Francis J. Ingrassia                                          0             0             0               0
Timothy J. Ingrassia                                          0             0             0               0
Margaret H. Isdale                                            0             0             0               0
Hideki Ishibashi                           Japan              0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
----------------------------------   -----------------   -----------    ---------    -----------   ----------------
Raymond J. Iwanowski                                          0             0             0               0
Walter A. Jackson                                             0             0             0               0
William L. Jacob III                                          0             0             0               0
Ronald H. Jacobe, Jr.                                         0             0             0               0
Mark M. Jacobs                                                0             0             0               0
Arthur L. Jacobson, Jr.                                       0             0             0               0
James A. Jacobson                                             0             0             0               0
Richard I. Jaffee                                             0             0             0               0
Reuben Jeffery III                                            0             0             0               0
Stefan J. Jentzsch                        Germany             0             0             0               0
Andrew R. Jessop                            UK                0             0             0               0
Dan H. Jester                                                 0             0             0               0
Thomas Jevon                                                  0             0             0               0
Daniel J. Jick                                                0             0             0               0
David M. Jimenez-Blanco                    Spain              0             0             0               0
Peter T. Johnston                                             0             0             0               0
Robert H. Jolliffe                          UK                0             0             0               0
Andrew J. Jonas                                               0             0             0               0
Emerson P. Jones                                              0             0             0               0
Robert C. Jones                                               0             0             0               0
William J. Jones                                              0             0             0               0
Roy R. Joseph                             Guyana              0             0             0               0
Kenneth L. Josselyn                                           0             0             0               0
Chansoo Joung                                                 0             0             0               0
Marc H. Jourdren                          France              0             0             0               0
Andrew J. Kaiser                                              0             0             0               0
Ann F. Kaplan                                                21             0            21               0
Barry A. Kaplan                                               0             0             0               0
David A. Kaplan                                               0             0             0               0
Jason S. Kaplan                                               0             0             0               0
Robert S. Kaplan                                              0             0             0               0
Scott B. Kapnick                                              0             0             0               0
Atul Kapur                                 India              0             0             0               0
Erland S. Karlsson                        Sweden              0             0             0               0
James M. Karp                                                 0             0             0               0
Toshinobu Kasai                            Japan              0             0             0               0
Richard Katz                                                  0             0             0               0
Robert J. Katz                                                0             0             0               0
James C. Katzman                                              0             0             0               0
John J. Kauffman                                              0             0             0               0
David K. Kaugher                                              0             0             0               0
Tetsuya Kawano                             Japan              0             0             0               0
Peter R. Kellogg                                              0             0             0               0
John L. Kelly                                                 0             0             0               0
Carsten Kengeter                          Germany             0             0             0               0
Kevin W. Kennedy                                              0             0             0               0
Gioia M. Kennett                                              0             0             0               0
William J. Kenney                                             0             0             0               0
Thomas J. Kenny                                               0             0             0               0
Steven Kerr                                                   0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
----------------------------------   -----------------   -----------    ---------    -----------   ----------------
Lawrence S. Keusch                                            0             0             0               0
Rustom N. Khandalavala                                        0             0             0               0
Philippe Khuong-Huu                       France              0             0             0               0
Peter A. Kiernan                            UK                0             0             0               0
Peter D. Kiernan III                                          0             0             0               0
Sun Bae Kim                               Canada              0             0             0               0
Douglas W. Kimmelman                                         441            0            441              0
Colin E. King                             Canada              0             0             0               0
Robert C. King, Jr.                                           0             0             0               0
Adrian P. Kingshott                         UK                0             0             0               0
Timothy M. Kingston                                           0             0             0               0
Frank J. Kinney, III                                          0             0             0               0
Shigeki Kiritani                           Japan              0             0             0               0
Ewan M. Kirk                                UK                0             0             0               0
Remy Klammers                             France              0             0             0               0
Daniel H. Klebes II                                           0             0             0               0
Michael Klimek                                                0             0             0               0
Michael K. Klingher                                           0             0             0               0
Jonathan R. Knight                          UK                0             0             0               0
Bradford C. Koenig                                            0             0             0               0
Mark J. Kogan                                                 0             0             0               0
Jonathan L. Kolatch                                           0             0             0               0
Richard E. Kolman                                             0             0             0               0
Philip J. Kopp III                                            0             0             0               0
David J. Kostin                                               0             0             0               0
Koji Kotaka                                Japan              0             0             0               0
Peter S. Kraus                                               15             0             15              0
Mary Lyn Valkenburg Kurish                                    0             0             0               0
Eiichiro Kuwana                            Japan              0             0             0               0
Peter Labbat                                                  0             0             0               0
Peggy A. Lamb                                                 0             0             0               0
David G. Lambert                                              0             0             0               0
Eric S. Lane                                                  0             0             0               0
Thomas K. Lane                                                0             0             0               0
Gary R. Lapidus                                               0             0             0               0
Bruce M. Larson                                               0             0             0               0
Thomas D. Lasersohn                                           0             0             0               0
Anthony D. Lauto                                              0             0             0               0
John J. Lauto                                                 0             0             0               0
Matthew Lavicka                                               0             0             0               0
Andrew E. Law                               UK                0             0             0               0
Peter T. Lawler                                               0             0             0               0
David N. Lawrence                                             0             0             0               0
Peter Layton                                                  0             0             0               0
Susan R. Leadem                                               0             0             0               0
Andrew D. Learoyd                           UK                0             0             0               0
Chan-Keun Lee                           South Korea           0             0             0               0
Donald C. Lee                                                 0             0             0               0
Gregory D. Lee                           Australia            0             0             0               0
Kenneth H. M. Leet                                            0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
----------------------------------   -----------------   -----------    ---------    -----------   ----------------
Richard O. Leggett                                            0             0             0               0
Anthony J. Leitner                                            0             0             0               0
Todd W. Leland                                                0             0             0               0
Paulo C. Leme                                                 0             0             0               0
Gregg R. Lemkau                                               0             0             0               0
Remco O. Lenterman                    The Netherlands         0             0             0               0
Hughes B. Lepic                           France              0             0             0               0
Alan B. Levande                                               0             0             0               0
Johan H. Leven                            Sweden              0             0             0               0
Stephen M. Levick                                             0             0             0               0
Ronald S. Levin                                               0             0             0               0
Jack Levy                                                     0             0             0               0
Richard J. Levy                             UK                0             0             0               0
Tobin V. Levy                                                 0             0             0               0
P. Jeremy Lewis                                               0             0             0               0
Thomas B. Lewis, Jr.                                          0             0             0               0
Mark E. Leydecker                                             0             0             0               0
Matthew G. L'Heureux                                          0             0             0               0
Michael Liberman                                              0             0             0               0
George C. Liberopoulos                  Canada/USA            0             0             0               0
Gwen R. Libstag                                               0             0             0               0
Stephen C. Lichtenauer                                        0             0             0               0
Roger A. Liddell                            UK                0             0             0               0
Richard J. Lieb                                               0             0             0               0
Mitchell J. Lieberman                                         0             0             0               0
Richerd C. Lightburn                                          0             0             0               0
Ryan D. Limaye                                                0             0             0               0
Susan S. Lin                           Hong Kong/USA          0             0             0               0
Syaru Shirley Lin                                             0             0             0               0
Josephine Linden                            UK                0             0             0               0
Lawrence H. Linden                                            0             0             0               0
Anthony W. Ling                             UK                0             0             0               0
Bonnie S. Litt                                                0             0             0               0
Robert Litterman                                              0             0             0               0
Robert H. Litzenberger                                        0             0             0               0
David McD. A. Livingstone                Australia            0             0             0               0
Jill E. Lohrfink                                              0             0             0               0
Douglas F. Londal                                             0             0             0               0
Jacques M. Longerstaey                  USA/Belgium           0             0             0               0
Joseph Longo                                                  0             0             0               0
Jonathan M. Lopatin                                           0             0             0               0
Francisco Lopez-Balboa                                        0             0             0               0
Victor M. Lopez-Balboa                                        0             0             0               0
Antigone Loudiadis                          UK                0             0             0               0
Michael C. Luethke                                            0             0             0               0
Kevin L. Lundeen                                              0             0             0               0
Michael R. Lynch                                              0             0             0               0
Richard E. Lyon, III                                          0             0             0               0
Peter B. MacDonald                          UK                0             0             0               0
Mark G. Machin                              UK                0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
----------------------------------   -----------------   -----------    ---------    -----------   ----------------
Shogo Maeda                                Japan              0             0             0               0
Christopher J. Magarro                                        0             0             0               0
John A. Mahoney                                               0             0             0               0
Sean O. Mahoney                                               0             0             0               0
Russell E. Makowsky                                           0             0             0               0
Keith A. Malas                                                0             0             0               0
Peter G. C. Mallinson                       UK                0             0             0               0
John V. Mallory                                               0             0             0               0
Kathleen M. Maloney                                           0             0             0               0
Charles G. R. Manby                         UK                0             0             0               0
Robert S. Mancini                                             0             0             0               0
Barry A. Mannis                                               0             0             0               0
Elizabeth C. Marcellino                                       0             0             0               0
Arthur S. Margulis, Jr.                                       0             0             0               0
Carmen Marino                                                 0             0             0               0
Ronald G. Marks                                               0             0             0               0
Robert J. Markwick                          UK                0             0             0               0
Nicholas I. Marovich                                          0             0             0               0
David J. Marshall                                             0             0             0               0
Allan S. Marson                             UK                0             0             0               0
Eff W. Martin                                                 0             0             0               0
Jacques Martin                            Canada              0             0             0               0
Alison J. Mass                                                0             0             0               0
Robert A. Mass                                                0             0             0               0
John J. Masterson                                             0             0             0               0
David J. Mastrocola                                           0             0             0               0
Blake W. Mather                                               0             0             0               0
Kathy M. Matsui                                               0             0             0               0
Karen A. Matte                                                40            0             40              0
George N. Mattson                                             0             0             0               0
Heinz Thomas Mayer                        Germany             0             0             0               0
Thomas J. McAdam                                              40            0             40              0
Richard F. McArdle                                            0             0             0               0
John J. McCabe                                                0             0             0               0
Theresa E. McCabe                                             0             0             0               0
Joseph M. McConnell                                           0             0             0               0
Ian R. McCormick                            UK                0             0             0               0
Lynn M. McCormick                                             0             0             0               0
Mark E. McGoldrick                                            0             0             0               0
Joseph P. McGrath, Jr.                                        0             0             0               0
Stephen J. McGuinness                                         0             0             0               0
John C. McIntire                                              0             0             0               0
John W. McMahon                                               0             0             0               0
Geraldine F. McManus                                          0             0             0               0
Gerald C. McNamara, Jr.                                     4,175           0           4,175             0
James A. McNamara                                             0            215(8)         0              215(8)
Richard P. McNeil                         Jamaica             0             0             0               0
Audrey A. McNiff                                              0             0             0               0

--------------------------------
(8)  Shared with family members.

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
----------------------------------   -----------------   -----------    ---------    -----------   ----------------
John P. McNulty                                               0             0             0               0
Stuart G. McPherson                         UK                0             0             0               0
Robert A. McTamaney                                           0             0             0               0
E. Scott Mead                                                 0             0             0               0
Lance P. Meaney                                               0             0             0               0
Sharon I. Meers                                               0             0             0               0
David M. Meerschwam                   The Netherlands         0             0             0               0
Sanjeev K. Mehra                           India              0             0             0               0
Christian A. Meissner                     Austria             0             0             0               0
Michael C. Melignano                                          0             0             0               0
Andrew J. Melnick                                             0             0             0               0
Michael A. Mendelson                                          0             0             0               0
Bernard A. Mensah                           UK                0             0             0               0
Amos Meron                              USA/Israel            0             0             0               0
T. Willem Mesdag                                              0             0             0               0
Andrew L. Metcalfe                          UK                0             0             0               0
Julian R. Metherell                         UK                0             0             0               0
Michael R. Miele                                              0             0             0               0
Gunnar T. Miller                                              0             0             0               0
Kenneth A. Miller                                             0             0             0               0
Therese L. Miller                                             0             0             0               0
James E. Milligan                                             0             0             0               0
Eric M. Mindich                                               0             0             0               0
John J. Minio                                                 0             0             0               0
Luciana D. Miranda                        Brazil              0             0             0               0
Edward S. Misrahi                          Italy              0             0             0               0
Masatoki J. Mitsumata                      Japan              0             0             0               0
Steven T. Mnuchin                                             0             0             0               0
Masanori Mochida                           Japan              0             0             0               0
Douglas D. Moffitt                                            0             0             0               0
Karsten N. Moller                         Denmark             0             0             0               0
Thomas K. Montag                                              0             0             0               0
William C. Montgomery                                         0             0             0               0
Wayne L. Moore                                                0             0             0               0
J. Ronald Morgan, III                                         0             0             0               0
Yukihiro Moroe                             Japan              0             0             0               0
James P. Morris                                               0             0             0               0
R. Scott Morris                                               0             0             0               0
Robert B. Morris III                                          0             0             0               0
Richard S. Morse                            UK                0             0             0               0
Jeffrey M. Moslow                                             0             0             0               0
Sharmin Mossavar-Rahmani                    UK                0             0             0               0
Gregory T. Mount                                              0             0             0               0
Ian Mukherjee                               UK                0             0             0               0
Edward A. Mule                                                0             0             0               0
Donald R. Mullen                                              0             0             0               0
Timothy R. Mullen                                             0             0             0               0
Eric D. Mullins                                               0             0             0               0
Donald J. Mulvihill                                           0             0             0               0
Patrick E. Mulvihill                      Ireland             0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
----------------------------------   -----------------   -----------    ---------    -----------   ----------------
Robert G. Munro                             UK                0             0             0               0
Rie Murayama                               Japan              0             0             0               0
Richard A. Murley                           UK                0             0             0               0
Patrick E. Murphy                                             0             0             0               0
Philip D. Murphy                                              0             0             0               0
Raymond T. Murphy                                             0             0             0               0
Thomas S. Murphy, Jr.                                         0             0             0               0
Gaetano J. Muzio                                              0             0             0               0
Michiya Nagai                              Japan              0             0             0               0
Gabrielle U. Napolitano                                       0             0             0               0
Avi M. Nash                                                   0             0             0               0
Trevor P. Nash                              UK                0             0             0               0
Kevin D. Naughton                                            112            0            112              0
Mark J. Naylor                              UK                0             0             0               0
Jeffrey P. Nedelman                                           0             0             0               0
Warwick M. Negus                         Australia            0             0             0               0
Daniel M. Neidich                                             44            0             44              0
Kipp M. Nelson                                                0             0             0               0
Leslie S. Nelson                                              0             0             0               0
Robin Neustein                                                0             0             0               0
Duncan L. Niederauer                                          0             0             0               0
Theodore E. Niedermayer                 USA/France            0             0             0               0
Susan M. Noble                              UK                0             0             0               0
Markus J. Noe-Nordberg                    Austria             0             0             0               0
Suok J. Noh                                                   0             0             0               0
Suzanne M. Nora Johnson                                       0             0             0               0
Christopher K. Norton                                         0             0             0               0
Michael E. Novogratz                                          0             0             0               0
Jay S. Nydick                                                 0             0             0               0
Katherine K. Oakley                                           0             0             0               0
Eric M. Oberg                                                 0             0             0               0
Alok Oberoi                                India              0             0             0               0
Gavin G. O'Connor                                             0             0             0               0
James K. O'Connor                                             0             0             0               0
Fergal J. O'Driscoll                      Ireland             0             0             0               0
Jinsuk T. Oh                            South Korea           0             0             0               0
L. Peter O'Hagan                          Canada              0             0             0               0
Terence J. O'Neill                          UK                0             0             0               0
Timothy J. O'Neill                                            0             0             0               0
Richard T. Ong                           Malaysia             0             0             0               0
Ronald M. Ongaro                                              0             0             0               0
Taneki Ono                                 Japan              0             0             0               0
Donald C. Opatrny, Jr.                                        0             0             0               0
Daniel P. Opperman                                            0             0             0               0
Daniel B. O'Rourke                                            0             0             0               0
Calum M. Osborne                            UK                0             0             0               0
Robert J. O'Shea                                              0             0             0               0
Joel D. Ospa                                                  0             0             0               0
Greg M. Ostroff                                               0             0             0               0
Nigel M. O'Sullivan                         UK                0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
----------------------------------   -----------------   -----------    ---------    -----------   ----------------
Terence M. O'Toole                                            0             0             0               0
Brett R. Overacker                                            0             0             0               0
Todd G. Owens                                                 0             0             0               0
Fumiko Ozawa                               Japan              0             0             0               0
Robert J. Pace                                                0             0             0               0
Helen Paleno                                                  0             0             0               0
Gregory K. Palm                                               0             0             0               0
Bryant F. Pantano                                             0             0             0               0
Massimo Pappone                            Italy              0             0             0               0
James R. Paradise                           UK                0             0             0               0
Mukesh K. Parekh                                              0             0             0               0
Geoffrey M. Parker                                            0             0             0               0
Archie W. Parnell                                            100           100           100             100
Michael L. Pasternak                        UK                0             0             0               0
Ketan J. Patel                              UK                0             0             0               0
Melissa B. Patrusky                                           0             0             0               0
Henry M. Paulson, Jr.                                         0             0             0               0
Arthur J. Peponis                                            285            0            285              0
David E. Perlin                                               0             0             0               0
Bradley J. Peterson                                           0             0             0               0
David B. Philip                                               0             0             0               0
Paul A. Phillips                                              0             0             0               0
Todd J. Phillips                                              0             0             0               0
Alberto M. Piedra, Jr.                                        0             0             0               0
Stephen R. Pierce                                             0             0             0               0
Philip J. Pifer                                               0             0             0               0
Scott M. Pinkus                                               0             0             0               0
Michel G. Plantevin                       France              0             0             0               0
Timothy C. Plaut                          Germany             0             0             0               0
Andrea Ponti                             Italy/USA            0             0             0               0
Ellen R. Porges                                               0             0             0               0
Wiet H. M. Pot                        The Netherlands         0             0             0               0
Michael J. Poulter                          UK                0             0             0               0
John J. Powers                                                0             0             0               0
Richard H. Powers                                             0             0             0               0
Roderic L. Prat                           Canada              0             0             0               0
Michael A. Price                                              0             0             0               0
Scott Prince                                                  0             0             0               0
Anthony J. Principato                                         0             0             0               0
Nomi M. Prins                                                 0             0             0               0
Steven D. Pruett                                              0             0             0               0
Goran V. Puljic                                               0             0             0               0
Kevin A. Quinn                                                0             0             0               0
Stephen D. Quinn                                              0             0             0               0
B. Andrew Rabin                                               0             0             0               0
John J. Rafter                            Ireland             0             0             0               0
Hugh A. Ragsdale III                                          0             0             0               0
Jonathan Raleigh                                              0             0             0               0
Dioscoro-Roy I. Ramos                  Phillippines           0             0             0               0
Gregory G. Randolph                                           0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
----------------------------------   -----------------   -----------    ---------    -----------   ----------------
Charlotte P. Ransom                         UK                0             0             0               0
Michael G. Rantz                                              0             0             0               0
Philip A. Raper                             UK                0             0             0               0
Alan M. Rapfogel                                              0             0             0               0
Joseph Ravitch                                                0             0             0               0
Sara E. Recktenwald                                           0             0             0               0
Girish V. Reddy                                               0             0             0               0
Arthur J. Reimers III                                         0             0             0               0
Filip A. Rensky                                               0             0             0               0
Anthony John Reizenstein                    UK                0             0             0               0
Jeffrey A. Resnick                                            0             0             0               0
Peter Richards                              UK                0             0             0               0
Michael J. Richman                                            0             0             0               0
Andrew J. Rickards                          UK                0             0             0               0
Thomas S. Riggs, III                                          0             0             0               0
James P. Riley, Jr.                                           0             0             0               0
Kimberly E. Ritrievi                                          0             0             0               0
John S. Rizner                                                0             0             0               0
Paul M. Roberts                             UK                0             0             0               0
Richard T. Roberts                                            0             0             0               0
Simon M. Robertson                          UK                0             0             0               0
Normann G. Roesch                         Germany             0             0             0               0
James H. Rogan                                                0             0             0               0
J. David Rogers                                               0           100(9)          0             100(9)
John F. W. Rogers                                             0             0             0               0
Emmanuel Roman                            France              0             0             0               0
Eileen P. Rominger                                            0             0             0               0
Pamela P. Root                                                0             0             0               0
Ralph F. Rosenberg                                            0             0             0               0
Jacob D. Rosengarten                                          0             0             0               0
Richard J. Rosenstein                                         0             0             0               0
Ivan Ross                                                     0             0             0               0
Stuart M. Rothenberg                                          0             0             0               0
Michael S. Rotter                                             0             0             0               0
Michael S. Rubinoff                                           0             0             0               0
Paul M. Russo                                                 0             0             0               0
John P. Rustum                          Ireland/USA           0             0             0               0
Richard M. Ruzika                                             0             0             0               0
David C. Ryan                                                 0             0             0               0
David M. Ryan                            Australia            0             0             0               0
Jeri Lynn Ryan                                                0             0             0               0
John C. Ryan                                                  0             0             0               0
Michael D. Ryan                                               0             0             0               0
Katsunori Sago                             Japan              0             0             0               0
Pablo J. Salame                           Ecuador             0             0             0               0
Richard C. Salvadore                                          0             0             0               0
J. Michael Sanders                                            0             0             0               0
Allen Sangines-Krause                     Mexico             210            0            210              0

--------------------------------
(9)  Shared with family members.

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
----------------------------------   -----------------   -----------    ---------    -----------   ----------------
Richard A. Sapp                                               0             0             0               0
Neil I. Sarnak                                                0             0             0               0
Joseph Sassoon                            Israel              0             0             0               0
Atsuko Sato                                Japan              0             0             0               0
Masanori Sato                              Japan              0             0             0               0
Tsutomu Sato                               Japan             240            0            240              0
Muneer A. Satter                                              0             0             0               0
Marc P. Savini                                                0             0             0               0
Jonathan S. Savitz                                            0             0             0               0
Peter Savitz                                                  0             0             0               0
James E. Sawtell                            UK                0             0             0               0
Paul S. Schapira                           Italy              0             0             0               0
P. Sheridan Schechner                                       1,000           0           1,000             0
Marcus Schenck                            Germany             0             0             0               0
Susan J. Scher                                                0             0             0               0
Gary B. Schermerhorn                                          0             0             0               0
Stephen M. Scherr                                             0             0             0               0
Mitchell I. Scherzer                      Canada              0             0             0               0
Peter Schiefer                            Germany             0             0             0               0
Howard B. Schiller                                            0             0             0               0
Erich P. Schlaikjer                                           0             0             0               0
Jeffrey W. Schroeder                                          0             0             0               0
Antoine Schwartz                          France              0             0             0               0
Eric S. Schwartz                                              0             0             0               0
Harvey M. Schwartz                                            0             0             0               0
Mark Schwartz                                                 0             0             0               0
Thomas M. Schwartz                                            0         1,900(10)         0           1,900(10)
Patrick P. Scire                                              0             0             0               0
Steven M. Scopellite                                          0             0             0               0
David J. Scudellari                                           0             0             0               0
Charles B. Seelig, Jr.                                        0             0             0               0
Karen D. Seitz                                                0             0             0               0
Anik Sen                                    UK                0             0             0               0
Randolph Sesson, Jr.                                          0             0             0               0
Steven M. Shafran                                             0             0             0               0
Lisa M. Shalett                                               0             0             0               0
Richard S. Sharp                            UK                0             0             0               0
John P. Shaughnessy                                           0             0             0               0
Marybeth Shea                                                 0             0             0               0
Robert J. Shea, Jr.                                           0             0             0               0
John S. Sheldon                                               0             0             0               0
David G. Shell                                                0             0             0               0
James M. Sheridan                                             0             0             0               0
Richard G. Sherlund                                           0             0             0               0
Michael S. Sherwood                         UK                0             0             0               0
Masaru Shibata                             Japan              0             0             0               0
James Shim                                                    0             0             0               0
Abraham Shua                                                  0             0             0               0


--------------------------------
(10) Shared with family members.

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
----------------------------------   -----------------   -----------    ---------    -----------   ----------------
Evan W. Siddall                          Canada/UK            0             0             0               0
Michael H. Siegel                                             0             0             0               0
Ralph J. Silva                                                0             0             0               0
Harry Silver                                                  0             0             0               0
Harvey Silverman                                              0             0             0               0
Howard A. Silverstein                                         0             0             0               0
Richard P. Simon                                              0             0             0               0
Victor R. Simone, Jr.                                         0             0             0               0
David T. Simons                                               0             0             0               0
Christine A. Simpson                                          0             0             0               0
Dinakar Singh                                                 0             0             0               0
Ravi M. Singh                                                 0             0             0               0
Ravi Sinha                               India/USA            0             0             0               0
Edward M. Siskind                                             0             0             0               0
Christian J. Siva-Jothy                     UK                0             0             0               0
Mark F. Slaughter                                             0             0             0               0
Jeffrey S. Sloan                                              0             0             0               0
Linda J. Slotnick                                             0             0             0               0
Cody J Smith                                                  0        1,000(11)          0            1,000(11)
Derek S. Smith                                                0             0             0               0
Michael M. Smith                                              0             0             0               0
Sarah E. Smith                              UK                0             0             0               0
Trevor A. Smith                             UK                0             0             0               0
John E. Smollen                                               0             0             0               0
Randolph C. Snook                                             0             0             0               0
Jonathan S. Sobel                                             0             0             0               0
David M. Solomon                                              0             0             0               0
Judah C. Sommer                                               0             0             0               0
Theodore T. Sotir                                             0             0             0               0
Sergio E. Sotolongo                                           0             0             0               0
Vickrie C. South                                              0             0             0               0
Daniel L. Sparks                                              0             0             0               0
Marc A. Spilker                                               0             0             0               0
Daniel W. Stanton                                             0             0             0               0
Steven R. Starker                                             0             0             0               0
Keith G. Starkey                            UK                0             0             0               0
Esta E. Stecher                                               0             0             0               0
Cathrine S. Steck                                             0             0             0               0
Fredric E. Steck                                              0             0             0               0
Robert K. Steel                                               0             0             0               0
Jean-Michel Steg                          France              0             0             0               0
Stuart L. Sternberg                                           0             0             0               0
Joseph P. Stevens                                             0             0             0               0
Raymond S. Stolz                                              0             0             0               0
Margaret E. Stone                                             0             0             0               0
Timothy T. Storey                         Canada              0             0             0               0
George C. Strachan                                            0             0             0               0
Fredrik J. Stromholm                      Sweden              0             0             0               0

--------------------------------
(11) Shared with family members.

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
----------------------------------   -----------------   -----------    ---------    -----------   ----------------
Raymond B. Strong, III                                        0             0             0               0
Steven H. Strongin                                            0             0             0               0
Andrew J. Stuart                         Australia            0             0             0               0
Nobumichi Sugiyama                         Japan              0             0             0               0
Christopher P. Sullivan                 USA/Ireland           0             0             0               0
Patrick Sullivan                                              0             0             0               0
Johannes R. Sulzberger                    Austria             0             0             0               0
Hsueh J. Sung                             Taiwan              0             0             0               0
Richard J. Sussman                                            0             0             0               0
Peter D. Sutherland S.C.                  Ireland             0             0             0               0
Watanan Suthiwartnarueput                Thailand             0             0             0               0
Gary J. Sveva                                                 0             0             0               0
Eric S. Swanson                                               0             0             0               0
Gene T. Sykes                                                 0             0             0               0
Shahriar Tadjbakhsh                                           0             0             0               0
Ronald K. Tanemura                        UK/USA              0             0             0               0
Caroline H. Taylor                          UK                0             0             0               0
John H. Taylor                                                0             0             0               0
Greg W. Tebbe                                                 0             0             0               0
David H. Tenney                                               0             0             0               0
Kiyotaka Teranishi                         Japan              0             0             0               0
Mark R. Tercek                                                0             0             0               0
Donald F. Textor                                              0             0             0               0
John A. Thain                                                 0             0             0               0
John L. Thornton                                              0             0             0               0
Timothy J. Throsby                       Australia            0             0             0               0
Nicolas F. Tiffou                         France              0             0             0               0
Jason A. Tilroe                                               0             0             0               0
Daisuke Toki                               Japan              0             0             0               0
Gary S. Tolchin                                               0             0             0               0
Peter K. Tomozawa                                             0             0             0               0
Massimo Tononi                             Italy              0             0             0               0
Brian J. Toolan                                               0             0             0               0
John R. Tormondsen                                            0             0             0               0
Leslie C. Tortora                                             0             0             0               0
John L. Townsend III                                          0             0             0               0
Mark J. Tracey                              UK                0             0             0               0
Lawrence F. Trainor                                           0             0             0               0
Stephen S. Trevor                                             0             0             0               0
Byron D. Trott                                                0             0             0               0
Michael A. Troy                                               0             0             0               0
Daniel Truell                               UK                0             0             0               0
Donald J. Truesdale                                           0             0             0               0
Robert B. Tudor III                                           0             0             0               0
Thomas E. Tuft                                                0             0             0               0
John Tumilty                                UK                0             0             0               0
Barry S. Turkanis                                             0             0             0               0
Malcolm B. Turnbull                      Australia            0             0             0               0
Christopher H. Turner                                         0             0             0               0
Gareth N. Turner                          Canada              0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
----------------------------------   -----------------   -----------    ---------    -----------   ----------------
Thomas B. Tyree, Jr.                                          0             0             0               0
Harkanwar Uberoi                           India              0             0             0               0
Eiji Ueda                                  Japan              0             0             0               0
Kaysie P. Uniacke                                             0             0             0               0
Can Uran                                                      0             0             0               0
John E. Urban                                                 0             0             0               0
Lucas van Praag                             UK                0             0             0               0
Hugo H. Van Vredenburch               The Netherlands         0             0             0               0
Frederick G. Van Zijl                                         0             0             0               0
Lee G. Vance                                                  0             0             0               0
Ashok Varadhan                                                0             0             0               0
Corrado P. Varoli                         Canada              0             0             0               0
George F. Varsam                                              0             0             0               0
John J. Vaske                                                 0             0             0               0
David A. Viniar                                               0             0             0               0
Barry S. Volpert                                              0             0             0               0
Casper W. Von Koskull                     Finland             0             0             0               0
David H. Voon                                                 0             0             0               0
Robert T. Wagner                                              0             0             0               0
John E. Waldron                                               0             0             0               0
George H. Walker IV                                           0             0             0               0
Thomas B. Walker III                                          0             0             0               0
Robert P. Wall                                                0             0             0               0
Steven A. Wallace                           UK                0             0             0               0
Berent A. Wallendahl                      Norway              0             0             0               0
Alastair J. Walton                     UK/Australia           0             0             0               0
David R. Walton                             UK                0             0             0               0
Hsueh-Ming Wang                                               0             0             0               0
Patrick J. Ward                                               0             0             0               0
Michael W. Warren                           UK                0             0             0               0
Haruko Watanuki                            Japan              0             0             0               0
Jerry T. Wattenberg                                           0             0             0               0
David M. Weil                                                 0             0             0               0
Theodor Weimer                            Germany             0             0             0               0
John S. Weinberg                                              0             0             0               0
Peter A. Weinberg                                             0             0             0               0
Helge Weiner-Trapness                     Sweden              0             0             0               0
Gregg S. Weinstein                                            0             0             0               0
Scott R. Weinstein                                            0             0             0               0
Mark S. Weiss                                                 0             0             0               0
George W. Wellde, Jr.                                         0             0             0               0
Christopher S. Wendel                                         0             0             0               0
Martin M. Werner                          Mexico              0             0             0               0
Richard T. Wertz                                              0             0             0               0
Lance N. West                                                 0             0             0               0
Matthew Westerman                           UK                0             0             0               0
Barbara A. White                                              0             0             0               0
William Wicker                                                0             0             0               0
A. Carver Wickman                                             0             0             0               0
C. Howard Wietschner                                          0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
----------------------------------   -----------------   -----------    ---------    -----------   ----------------
David D. Wildermuth                                          401            0            401              0
Kevin L. Willens                                              0             0             0               0
Susan A. Willetts                                             0             0             0               0
Anthony G. Williams                         UK                0             0             0               0
Christopher G. Williams                     UK                0             0             0               0
Gary W. Williams                                              0             0             0               0
Thomas L. Williams                                            0             0             0               0
Todd A. Williams                                             90             0            90               0
John S. Willian                                               0             0             0               0
Kenneth W. Willman                                            0             0             0               0
Keith R. Wills                              UK                0             0             0               0
Andrew F. Wilson                        New Zealand           0             0             0               0
Kendrick R. Wilson III                                        0             0             0               0
Kurt D. Winkelmann                                            0             0             0               0
Jon Winkelried                                                0             0             0               0
Steven J. Wisch                                               0             0             0               0
Michael S. Wishart                                            0             0             0               0
Richard E. Witten                                             0             0             0               0
William H. Wolf, Jr.                                          0             0             0               0
Melinda B. Wolfe                                              0             0             0               0
Tracy R. Wolstencroft                                         0             0             0               0
Jon A. Woodruf                                                0             0             0               0
Zi Wang Xu                             Canada/China           0             0             0               0
                                           (PRC)
Richard A. Yacenda                                            0             0             0               0
Tetsufumi Yamakawa                         Japan              0             0             0               0
Yasuyo Yamazaki                            Japan              0             0             0               0
Anne Yang                                                     0             0             0               0
Michael Y. Yao                                                0             0             0               0
Danny O. Yee                                                  0             0             0               0
Jaime E. Yordan                                               0             0             0               0
W. Thomas York, Jr.                                           0             0             0               0
Wassim G. Younan                          Lebanon             0             0             0               0
Paul M. Young                                                 0             0             0               0
Richard M. Young                                              0             0             0               0
William J. Young                                              0             0             0               0
Michael J. Zamkow                                             0            55(12)         0              55(12)
Paolo Zannoni                              Italy              0             0             0               0
Yoel Zaoui                                France              0             0             0               0
Gregory Zenna                                                 0             0             0               0
Gregory H. Zehner                                             0             0             0               0
Jide J. Zeitlin                                               0             0             0               0
Alphonse Zenna                                                0             0             0               0
Joan H. Zief                                                  0             0             0               0
Joseph R. Zimmel                                              0             0             0               0
James P. Ziperski                                             0             0             0               0
Barry L. Zubrow                                               0             0             0               0
Mark A. Zurack                                                0             0             0               0

--------------------------------
(12) Shared with family members.

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
----------------------------------   -----------------   -----------    -----------  -----------   ----------------
Shares held by 95 private                   N/A               0          2,046,623         0         2,046,623
charitable foundations established
by 95 Covered Persons each of
whom is a co-trustee of one or
more of such private charitable
foundations(13)

--------------------------------
(13) Each Covered Person disclaims beneficial ownership of all such shares of Common Stock.

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                      OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
     ----------------------------       -----------------   -----------    ---------    -----------    -----------
TRUSTS

120 Broadway Partners                       New Jersey           0             0             0              0
2000 Carlos A. Cordeiro Grantor
    Retained Annuity Trust                                       0             0             0              0
2000 Danny O. Yee Grantor Retained
    Annuity Trust                                                0             0             0              0
2000 Douglas W. Kimmelman Grantor
    Retained Annuity Trust                                       0             0             0              0
2000 Girish V. Reddy Grantor Retained
    Annuity Trust                                                0             0             0              0
2000 James M. Sheridan Grantor
    Retained Annuity Trust                                       0             0             0              0
2000 John A. Thain Grantor Retained
    Annuity Trust                                                0             0             0              0
2000 Kipp M. Nelson Grantor Retained
    Annuity Trust                                                0             0             0              0
2000 Mary Ann Casati Grantor Retained
    Annuity Trust                                                0             0             0              0
2000 Michael E. Novogratz Grantor
    Retained Annuity Trust                                       0             0             0              0
2000 Scott S. Prince Grantor Retained
    Annuity Trust                                                0             0             0              0
2001 Carlos A. Cordeiro Grantor
    Retained Annuity Trust                                       0             0             0              0
2001 Danny O. Yee Grantor Retained
    Annuity Trust                                                0             0             0              0
2001 Douglas W. Kimmelman Grantor
    Retained Annuity Trust                                       0             0             0              0
2001 Girish V. Reddy Grantor Retained
    Annuity Trust                                                0             0             0              0
2001 James M. Sheridan Grantor
    Retained Annuity Trust                                       0             0             0              0
2001 John A. Thain Grantor Retained
    Annuity Trust                                                0             0             0              0
2001 Mary Ann Casati Grantor Retained
    Annuity Trust                                                0             0             0              0
2001 Michael E. Novogratz Grantor
    Retained Annuity Trust                                       0             0             0              0
2001 Scott S. Prince Grantor Retained
    Annuity Trust                                                0             0             0              0
2002 Douglas W. Kimmelman Grantor
     Retained Annuity Trust                                      0             0             0              0

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                      OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
     ----------------------------       -----------------   -----------    ---------    -----------    -----------
2002 James M. Sheridan Grantor
     Retained Annuity Trust                                      0             0             0              0
2002 John A. Thain Grantor Retained
     Annuity Trust                                               0             0             0              0
2002 Mary Ann Casati Grantor Retained
     Annuity Trust                                               0             0             0              0
2002 Scott S. Prince Grantor Retained
     Annuity Trust                                               0             0             0              0
A.C. Trust                                                       0             0             0              0
The Abby Joseph Cohen 2000 Annuity
    Trust I                                                      0             0             0              0
The Abby Joseph Cohen 2000 Family
    Trust                                                        0             0             0              0
The Abby Joseph Cohen 2001 Annuity
    Trust I                                                      0             0             0              0
The Abby Joseph Cohen 2001 Annuity
    Trust II                                                     0             0             0              0
The Abby Joseph Cohen 2002 Annuity
     Trust I                                                     0             0             0              0
The Adina R. Lopatin 2000 Trust                                  0             0             0              0
The Alexander H. Witten 2000 Trust                               0             0             0              0
The Alexander I. Berlinski 2000 Trust                            0             0             0              0
The Alexander Litzenberger 2000
    Grantor Retained Annuity Trust                               0             0             0              0
The Alexander Litzenberger Remainder
    Trust                                                        0             0             0              0
The Alexandra D. Steel 2000 Trust
The Alexis Blood 2000 Trust
The Alyssa Blood 2000 Trust                                      0             0             0              0
The Amanda Liann Mead 2000 Trust                                 0             0             0              0
Anahue Trust                                  Jersey             0             0             0              0
Andrew L. Fippinger-Millennium Trust                             0             0             0              0
The Andrew M. Alper 2000 Annuity
    Trust I                                                      0             0             0              0
The Andrew M. Alper 2001 Annuity
    Trust I                                                      0             0             0              0
The Andrew M. Alper 2002 Annuity
     Trust I                                                     0             0             0              0
The Andrew M. Gordon 2000 Family Trust                           0             0             0              0
Ann F. Kaplan Two Year Trust Dated
    6/26/2001                                                    0             0             0              0
Ann F. Kaplan Two Year Trust Dated
    June 2000                                                    0             0             0              0
The Anne R. Witten 2000 Trust                                    0             0             0              0

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                      OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
     ----------------------------       -----------------   -----------    ---------    -----------    -----------
The Anne Sullivan Wellde 2000 Trust                              0             0             0              0
The Anthony D. Lauto 2000 Annuity
    Trust I                                                      0             0             0              0
The Anthony D. Lauto 2000 Family Trust                           0             0             0              0
The Anthony D. Lauto 2001 Annuity
    Trust I                                                      0             0             0              0
The Anthony D. Lauto 2002 Annuity
     Trust I                                                     0             0             0              0
The Arthur J. Reimers, III Defective
    Trust 2000                             Connecticut           0             0             0              0
Arthur J. Reimers, III Grantor
    Retained Annuity Trust 2000            Connecticut           0             0             0              0
The Avi M. Nash 2000 Annuity Trust I                             0             0             0              0
The Avi M. Nash 2000 Family Trust                                0             0             0              0
The Avi M. Nash 2001 Annuity Trust I                             0             0             0              0
The Bari Marissa Schwartz 2000 Trust                             0             0             0              0
Barry A. Kaplan 2000 Family Trust                                0             0             0              0
Barry A. Kaplan 2000 GRAT                                        0             0             0              0
Barry A. Kaplan 2001 GRAT                                        0             0             0              0
The Barry L. Zubrow 2000 Annuity
    Trust I                                                      0             0             0              0
The Barry L. Zubrow 2000 Family Trust                            0             0             0              0
The Barry L. Zubrow 2001 Annuity
    Trust I                                                      0             0             0              0
The Barry L. Zubrow 2002 Annuity
     Trust I                                                     0             0             0              0
The Beller/Moses Trust                                           0             0             0              0
The Benjamin H. Sherlund 2000 Trust                              0             0             0              0
The Benjamin Kraus 2000 Trust                                    0             0             0              0
The Bradford C. Koenig 2001 Annuity
    Trust I                                                      0             0             0              0
The Bradford C. Koenig 2001 Family
    Trust                                                        0             0             0              0
The Bradford C. Koenig 2002 Annuity
     Trust I                                                     0             0             0              0
The Bradley Abelow Family 2000 Trust                             0             0             0              0
The Bradley Craig Spiegel 2000 Trust                             0             0             0              0
The Brian Patrick Minehan 2001 Trust                             0             0             0              0

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                      OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
     ----------------------------       -----------------   -----------    ---------    -----------    -----------
The Caceres Novogratz Family Trust                               0             0             0              0
The Carlos A. Cordeiro Trust                                     0             0             0              0
The Charlotte Steel 2000 Trust                                   0             0             0              0
The Charlotte Textor 2000 Trust                                  0             0             0              0
The Christopher A. Cole 2000 Annuity
    Trust I                                                      0             0             0              0
The Christopher A. Cole 2000 Family
    Trust                                                        0             0             0              0
The Christopher A. Cole 2001 Annuity
    Trust I                                                      0             0             0              0
The Christopher A. Cole 2002 Annuity
    Trust I                                                      0             0             0              0
The Christopher K. Norton 2000 Family
    Trust                                                        0             0             0              0
The Christopher Palmisano 2000
    Grantor Retained Annuity Trust                               0             0             0              0
The Christopher Palmisano Remainder
    Trust                                                        0             0             0              0
The Christopher Ryan Tortora 2000
    Trust                                                        0             0             0              0
The Cody J Smith 2000 Annuity Trust I                            0             0             0              0
The Cody J Smith 2000 Family Trust                               0             0             0              0
The Cody J Smith 2001 Annuity Trust I                            0             0             0              0
The Cody J Smith 2002 Annuity Trust I                            0             0             0              0
The Connie K. Duckworth 2000 Annuity
    Trust I                                                      0             0             0              0
The Connie K. Duckworth 2000 Family
    Trust                                                        0             0             0              0

The Corzine Blind Trust                                          0             0             0              0
The Daniel Alexander Schwartz 2000
    Trust                                                        0             0             0              0
The Daniel M. Neidich 2000 Annuity
    Trust I                                                      0             0             0              0
The Daniel M. Neidich 2001 Annuity
    Trust I                                                      0             0             0              0
The Daniel M. Neidich 2002 Annuity
    Trust I                                                      0             0             0              0
The Daniel W. Stanton 2000 Annuity
    Trust I                                                      0             0             0              0
The Daniel W. Stanton 2001 Annuity
    Trust I                                                      0             0             0              0
The Daniel W. Stanton 2002 Annuity
    Trust I                                                      0             0             0              0

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                      OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
     ----------------------------       -----------------   -----------    ---------    -----------    -----------
The Daniel W. Stanton II 2000 Trust                              0             0             0              0
The Danny O. Yee Trust                                           0             0             0              0
The David B. Ford 2000 Annuity Trust
    DTD as of 6/16/2000                    Pennsylvania          0             0             0              0
The David B. Ford 2001 Annuity Trust
    DTD as of 3/26/2001                    Pennsylvania          0             0             0              0
The David B. Heller 2000 Annuity
    Trust I                                                      0             0             0              0
The David B. Heller 2000 Family Trust                            0             0             0              0
The David G. Lambert 2000 Annuity
    Trust I                                                      0             0             0              0
The David G. Lambert 2000 Family Trust                           0             0             0              0
The David G. Lambert 2001 Annuity
    Trust I                                                      0             0             0              0
The David G. Lambert 2002 Annuity
    Trust I                                                      0             0             0              0
The David L. Henle 2000 Annuity Trust
    I                                                            0             0             0              0
The David L. Henle 2000 Family Trust                             0             0             0              0
The David L. Henle 2001 Annuity Trust
    I                                                            0             0             0              0
The David L. Henle 2002 Annuity Trust
    I                                                            0             0             0              0
The David M. Baum Family 2000 Trust         New Jersey           0             0             0              0
The David Viniar 2000 Annuity Trust I                            0             0             0              0
The David Viniar 2001 Annuity Trust I                            0             0             0              0
The David Viniar 2002 Annuity Trust I                            0             0             0              0
The David W. Blood 2000 Annuity Trust
    I                                                            0             0             0              0
The David W. Blood 2001 Annuity Trust
    I                                                            0             0             0              0
The David W. Blood 2002 Annuity Trust
    I                                                            0             0             0              0
The Donald F. Textor 2000 Annuity
    Trust I                                                      0             0             0              0
The Donald F. Textor 2001 Annuity
    Trust I                                                      0             0             0              0
The Donald F. Textor 2002 Annuity
    Trust I                                                      0             0             0              0
The Douglas W. Kimmelman Trust                                   0             0             0              0
The E. Gerald Corrigan 2001 Annuity
    Trust I                                                      0             0             0              0
The E. Gerald Corrigan 2002 Annuity
    Trust I                                                      0             0             0              0

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                      OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
     ----------------------------       -----------------   -----------    ---------    -----------    -----------
The Eaddy Adele Kiernan 2000 Trust                               0             0             0              0
The Edward C. Forst 2000 Annuity
    Trust I                                                      0             0             0              0
The Edward C. Forst 2000 Family Trust                            0             0             0              0
The Edward C. Forst 2001 Annuity
    Trust I                                                      0             0             0              0
The Edward C. Forst 2002 Annuity
    Trust I                                                      0             0             0              0
The Edward Scott Mead 2000 Annuity
    Trust I                                                      0             0             0              0
The Edward Scott Mead 2001 Annuity
    Trust I                                                      0             0             0              0
The Edward Scott Mead 2001 Trust                                 0             0             0              0
The Edward Scott Mead 2002 Annuity
    Trust I                                                      0             0             0              0
The Edward Spiegel 2002 Annuity Trust
    I                                                            0             0             0              0
Eff Warren Martin 2000 Children's
    Trust                                   California           0             0             0              0
Eff Warren Martin 2000 Grantor
    Retained Annuity Trust                  California           0             0             0              0
Eff Warren Martin 2001 Grantor
    Retained Annuity Trust                  California           0             0             0              0
The Elana Brooke Spiegel 2000 Trust                              0             0             0              0
The Elizabeth Anne Corrigan 2000 Trust                           0             0             0              0
The Elizabeth H. Coulson 2000 Trust                              0             0             0              0
The Elizabeth L. Heller 2000 Trust                               0             0             0              0
The Elizabeth Lin Mead 2000 Trust                                0             0             0              0
The Elizabeth M. Stanton 2000 Trust                              0             0             0              0
The Elizabeth Steel 2000 Trust                                   0             0             0              0
The Ellie Dorit Neustein 2000 Trust                              0             0             0              0
The Emily Austen Katz 2000 Trust                                 0             0             0              0
The Emily Stecher 2000 Trust                                     0             0             0              0
The Emma M.L. Mead 2000 Trust                                    0             0             0              0
The Eric Fithian 2000 Trust                                      0             0             0              0
The Eric Fithian 2000 Trust
The Erin Marie Tormondsen 2000 Trust                             0             0             0              0

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                      OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
     ----------------------------       -----------------   -----------    ---------    -----------    -----------
The Esta Eiger Stecher 2000 Annuity
    Trust I                                                      0             0             0              0
The Esta Eiger Stecher 2001 Annuity
    Trust I                                                      0             0             0              0
The Esta Eiger Stecher 2002 Annuity
    Trust I                                                      0             0             0              0
The Francis J. Ingrassia 2000 Annuity
    Trust I                                                      0             0             0              0
The Francis J. Ingrassia 2000 Family
    Trust                                                        0             0             0              0
The Francis J. Ingrassia 2001 Annuity
    Trust I                                                      0             0             0              0
The Francis J. Ingrassia 2002 Annuity
    Trust I                                                      0             0             0              0
The Frank L. Coulson III 2000 Trust                              0             0             0              0
The Fredric E. Steck 2000 Annuity
    Trust I                                                      0             0             0              0
The Fredric E. Steck 2000 Family Trust                           0             0             0              0
The Fredric E. Steck 2001 Annuity
    Trust I                                                      0             0             0              0
The Fredric E. Steck 2002 Annuity
    Trust I                                                      0             0             0              0
Gary D. Cohn 2000 Family Trust                                   0             0             0              0
Gary D. Cohn 2000 GRAT                                           0             0             0              0
The Gary Tolchin 2001 Family Trust          New Jersey           0             0             0              0
The Gary Tolchin 2001 Grantor
    Retained Annuity Trust                  New Jersey           0             0             0              0
The Gary Tolchin 2002 Grantor
    Retained Annuity Trust                                       0             0             0              0
The Gary W. Williams 2001 Trust                                  0             0             0              0
The Gene Tiger Sykes 2001 Annuity
    Trust I                                                      0             0             0              0
The Gene Tiger Sykes 2001 Family Trust                           0             0             0              0
The Gene Tiger Sykes 2002 Annuity
    Trust I                                                      0             0             0              0
The Geoffrey T. Grant 2000 Family
    Trust                                                        0             0             0              0
The George H. Walker 2000 Annuity
    Trust I                                                      0             0             0              0
The George H. Walker 2000 Family Trust                           0             0             0              0
The George H. Walker 2001 Annuity
    Trust I                                                      0             0             0              0
The George H. Walker 2002 Annuity
    Trust I                                                      0             0             0              0

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                      OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
     ----------------------------       -----------------   -----------    ---------    -----------    -----------
The George W. Wellde, Jr. 2000
    Annuity Trust I                                              0             0             0              0
The George W. Wellde, Jr. 2001
    Annuity Trust I                                              0             0             0              0
The George W. Wellde, Jr. 2002
    Annuity Trust I                                              0             0             0              0
The George William Wellde III 2000
    Trust                                                        0             0             0              0
Ghez 2000 GRAT                                                   0             0             0              0
Ghez 2000 Non-GST-Exempt Trust                                   0             0             0              0
The Girish V. Reddy 2001 Trust                                   0             0             0              0
The Girish V. Reddy Trust                                        0             0             0              0
The Goldenberg 2000 Annuity Trust I                              0             0             0              0
The Goldenberg 2000 Family Trust                                 0             0             0              0
The Greg M. Ostroff 2000 Annuity
    Trust I                                                      0             0             0              0
The Greg M. Ostroff 2000 Family Trust                            0             0             0              0
The Greg M. Ostroff 2001 Annuity
    Trust I                                                      0             0             0              0
The Gregory D. Cohen 2000 Trust                                  0             0             0              0
The Gregory H. Zehner 2000 Annuity
    Trust I                                                      0             0             0              0
The Gregory H. Zehner 2000 Family
    Trust                                                        0             0             0              0
The Gregory K. Palm 2000 Annuity
    Trust I                                                      0             0             0              0
The Gregory K. Palm 2000 Family Trust                            0             0             0              0
The Gregory K. Palm 2001 Annuity
    Trust I                                                      0             0             0              0
The Gregory K. Palm 2002 Annuity
    Trust I                                                      0             0             0              0
The Guapulo Trust                             Jersey             0             0             0              0
The Harvey Silverman 2001 Family Trust                           0             0             0              0
The Harvey Silverman 2001 Grantor
    Retained Annuity Trust                                       0             0             0              0
The Howard A. Silverstein 2000
    Annuity Trust I                                              0             0             0              0
The Howard A. Silverstein 2000 Family
    Trust                                                        0             0             0              0
The Howard A. Silverstein 2001
    Annuity Trust I                                              0             0             0              0
The Howard A. Silverstein 2002
    Annuity Trust I                                              0             0             0              0

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                      OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
     ----------------------------       -----------------   -----------    ---------    -----------    -----------
The Howard B. Schiller 2000 Annuity
    Trust I                                                      0             0             0              0
The Howard B. Schiller 2001 Annuity
    Trust I                                                      0             0             0              0
The Isabelle M.L. Mead 2000 Trust                                0             0             0              0
The J. David Rogers 2000 Annuity
    Trust I                                                      0             0             0              0
The J. David Rogers 2001 Annuity
    Trust I                                                      0             0             0              0
The J. David Rogers 2002 Annuity
    Trust I                                                      0             0             0              0
The James Alexander Mead 2000 Trust                              0             0             0              0
The James M. Sheridan Shares Trust                               0             0             0              0
The James M. Sheridan Trust                                      0             0             0              0
The James Nicholas Katz 2000 Trust                               0             0             0              0
James P. Riley, Jr. 2000 Family Trust                            0             0             0              0
James P. Riley, Jr. 2000 GRAT                                    0             0             0              0
James P. Riley, Jr. 2001 GRAT                                    0             0             0              0
The James P. Riley, Jr. 2002 Family
    GST Trust                                                    0             0             0              0
The Jason Kraus 2000 Trust                      UK               0             0             0              0
The Jason William Tortora 2000 Trust                             0             0             0              0
The Jeffrey D. Witten 2000 Trust                                 0             0             0              0
The Jennifer Lauren Alper 2000 Trust                             0             0             0              0
JG 2000 Trust                                                    0             0             0              0
JG 2000 Trust (continuing trust)                                 0             0             0              0
JG 2001 GRAT                                                     0             0             0              0
JG 2002 GRAT                                                     0             0             0              0
The John A. Thain Trust                                          0             0             0              0
The John J. Powers 2000 Family Trust                             0             0             0              0
The John L. Townsend, III 2000
    Annuity Trust I                                              0             0             0              0
The John L. Townsend, III 2001
    Annuity Trust I                                              0             0             0              0
The John Minio 2001 Family Trust            New Jersey           0             0             0              0
The John Minio 2001 Grantor Retained
    Annuity Trust                           New Jersey           0             0             0              0
The John Minio 2002 Grantor Retained
    Annuity Trust                                                0             0             0              0
The John O. Downing 2000 Annuity
    Trust I                                                      0             0             0              0

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                      OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
     ----------------------------       -----------------   -----------    ---------    -----------    -----------
The John O. Downing 2000 Family Trust                            0             0             0              0
The John O. Downing 2001 Annuity
    Trust I                                                      0             0             0              0
The John O. Downing 2002 Annuity
    Trust I                                                      0             0             0              0
The John P. Curtin, Jr. 2000 Annuity
    Trust I                                                      0             0             0              0
The John P. Curtin, Jr. 2000 Family
    Trust                                                        0             0             0              0
The John P. Curtin, Jr. 2001 Annuity
    Trust I                                                      0             0             0              0
The John R. Tormondsen 2000 Annuity
    Trust I                                                      0             0             0              0
The John R. Tormondsen 2002 Annuity
    Trust I                                                      0             0             0              0
The John R. Tormondsen, Jr. 2000 Trust                           0             0             0              0
The John S. Weinberg 2000 Annuity
    Trust I                                                      0             0             0              0
The John S. Weinberg 2000 Family Trust                           0             0             0              0
The John S. Weinberg 2000 Family Trust                           0             0             0              0
The John S. Weinberg 2001 Annuity
    Trust I                                                      0             0             0              0
The John S. Weinberg 2002 Annuity
    Trust I                                                      0             0             0              0
The Jonathan G. Neidich 2000 Trust                               0             0             0              0
The Jonathan L. Cohen 2002 Annuity
    Trust I                                                      0             0             0              0
The Jonathan M. Lopatin 2000 Annuity
    Trust I                                                      0             0             0              0
The Jonathan M. Lopatin 2001 Annuity
    Trust I                                                      0             0             0              0
The Jonathan M. Lopatin 2002 Annuity
    Trust I                                                      0             0             0              0
The Jordan Viniar 2000 Trust                                     0             0             0              0
The Joseph Della Rosa 2000 Annuity
    Trust I                                                      0             0             0              0
The Joseph Della Rosa 2000 Family
    Trust                                                        0             0             0              0
The Joseph Della Rosa 2001 Annuity
    Trust I                                                      0             0             0              0
The Joseph Della Rosa 2002 Annuity
    Trust I                                                      0             0             0              0
The Joseph H. Gleberman 2000 Annuity
    Trust I                                                      0             0             0              0
The Joseph H. Gleberman 2000                                     0             0             0              0

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                      OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
     ----------------------------       -----------------   -----------    ---------    -----------    -----------
    Family Trust
The Joseph H. Gleberman 2001 Annuity
    Trust I                                                      0             0             0              0
The Karen Barlow Corrigan 2000 Trust                             0             0             0              0
The Karen Rebecca Alper 2000 Trust                               0             0             0              0
The Karsten Moller & Barbara
    Kahn-Moller Trust                         Jersey             0             0             0              0
The Katherine A. M. Stanton 2000 Trust                           0             0             0              0
The Katheryn C. Coulson 2000 Trust                               0             0             0              0
The Kathryn Margaret Wellde 2000 Trust                           0             0             0              0
The Kelsey Fithian 2000 Trust                                    0             0             0              0
The Kenneth Litzenberger 2000 Grantor
    Retained Annuity Trust                                       0             0             0              0
The Kenneth Litzenberger Remainder
    Trust                                                        0             0             0              0
The Kevin W. Kennedy 2000 Annuity
    Trust I                                                      0             0             0              0
The Kevin W. Kennedy 2000 Family Trust                           0             0             0              0
The Kevin W. Kennedy 2001 Annuity
    Trust I                                                      0             0             0              0
The Kevin W. Kennedy 2001 Siblings
    Trust                                                        0             0             0              0
The Kevin W. Kennedy 2002 Annuity
    Trust I                                                      0             0             0              0
The Kevin W. Kennedy 2002 Annuity
    Trust II                                                     0             0             0              0
The Kimberly Lynn Macaione 2000 Trust                            0             0             0              0
The Kimberly R. Textor 2000 Trust                                0             0             0              0
The Kipp M. Nelson Trust                                         0             0             0              0
The Kuala Trust                               Jersey             0             0             0              0
The Kyle F. Textor 2000 Trust
The Lauren Schiller 2000 Trust                                   0             0             0              0
The Lawrence R. Buchalter 2000
    Annuity Trust I                                              0             0             0              0
The Lawrence R. Buchalter 2000 Family
    Trust                                                        0             0             0              0
The Lawrence R. Buchalter 2001
    Annuity Trust I                                              0             0             0              0
Lawrence R. Buchalter 2002 Annuity
    Trust I                                                      0             0             0              0

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                      OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
     ----------------------------       -----------------   -----------    ---------    -----------    -----------
The Lee G. Vance 2000 Annuity Trust I                            0             0             0              0
The Lee G. Vance 2000 Family Trust                               0             0             0              0
The Lee G. Vance 2001 Annuity Trust I                            0             0             0              0
The Lee G. Vance 2002 Annuity Trust I                            0             0             0              0
The Leslie C. Tortora 2000 Annuity
    Trust I                                                      0             0             0              0
The Leslie C. Tortora 2001 Annuity
    Trust I                                                      0             0             0              0
The Leslie C. Tortora 2002 Annuity
     Trust I                                                     0             0             0              0
Lloyd C. Blankfein 2000 Family Trust                             0             0             0              0
Lloyd C. Blankfein 2000 GRAT                                     0             0             0              0
The Lloyd C. Blankfein 2001 Annuity
    Trust I                                                      0             0             0              0
The Louise Rice Townsend 2000 Trust                              0             0             0              0
M. Roch Hillenbrand Trust f/b/o C.
    Justin Hillenbrand                      New Jersey           0             0             0              0
M. Roch Hillenbrand Trust f/b/o Molly
    D. Hillenbrand                          New Jersey           0             0             0              0
The Mallory G. Neidich 2000 Trust                                0             0             0              0
The Marc A. Spilker 2000 Family Trust                            0             0             0              0
The Mark A. Zurack 2000 Annuity Trust
    I                                                            0             0             0              0
The Mark A. Zurack 2000 Family Trust                             0             0             0              0
The Mark A. Zurack 2000 Issue Trust                              0             0             0              0
The Mark A. Zurack 2001 Annuity Trust
    I                                                            0             0             0              0
The Mark A. Zurack 2002 Annuity Trust
     I                                                           0             0             0              0
Mark Dehnert Living Trust                    Illinois            0             0             0              0
The Mark Schwartz 2000 Annuity Trust I                           0             0             0              0
The Mark Schwartz 2001 Annuity Trust I                           0             0             0              0
The Mark Tercek 2000 Annuity Trust I                             0             0             0              0
The Mark Tercek 2000 Family Trust                                0             0             0              0
The Mark Tercek 2001 Annuity Trust I                             0             0             0              0

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                      OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
     ----------------------------       -----------------   -----------    ---------    -----------    -----------
The Mark Tercek 2002 Annuity Trust I                             0             0             0              0
Marks 2000                                                       0             0             0              0
Marks 2000 (continuing trust)                                    0             0             0              0
The Mary Agnes Reilly Kiernan 2000
    Trust                                                        0             0             0              0
The Mary Ann Casati Trust                                        0             0             0              0
The Matthew D. Rogers 2000 Trust                                 0             0             0              0
The Maya Bettina Linden 2000 Trust                               0             0             0              0
Melissa Jane Minehan 2001 Trust                                  0             0             0              0
The Melissa Jane Minehan 2001 Trust                              0             0             0              0
The Merritt Moore Townsend 2000 Trust                            0             0             0              0
The Mesdag Family Trust                      Delaware            0             0             0              0
The Michael A. Price 2000 Annuity
    Trust I                                                      0             0             0              0
The Michael A. Price 2000 Family Trust                           0             0             0              0
The Michael D. Ryan 2000 Annuity
    Trust I                                                      0             0             0              0
The Michael D. Ryan 2000 Family Trust                            0             0             0              0
The Michael D. Ryan 2001 Annuity
    Trust I                                                      0             0             0              0
The Michael J. Zamkow 2000 Annuity
    Trust I                                                      0             0             0              0
The Michael J. Zamkow 2000 Family
    Trust                                                        0             0             0              0
The Michael J. Zamkow 2001 Annuity
    Trust I                                                      0             0             0              0
The Michael J. Zamkow 2001 Trust                                 0             0             0              0
The Michael J. Zamkow 2002 Annuity
     Trust I                                                     0             0             0              0
The Michael Stecher 2000 Trust                                   0             0             0              0
The Milton R. Berlinski 2000 Annuity
    Trust I                                                      0             0             0              0
The Milton R. Berlinski 2001 Annuity
    Trust I                                                      0             0             0              0
The Milton R. Berlinski 2002 Annuity
     Trust I                                                     0             0             0              0
The Mossavar-Rahmani 2000 Annuity
    Trust I                                                      0             0             0              0
The Mossavar-Rahmani 2000 Family Trust                           0             0             0              0
Murphy 2000                                                      0             0             0              0
Murphy 2000 (continuing trust)                                   0             0             0              0

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                      OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
     ----------------------------       -----------------   -----------    ---------    -----------    -----------
Murphy 2001 GRAT                                                 0             0             0              0
The Natalie Cailyn Rogers 2000 Trust                             0             0             0              0
The Nicole Schiller 2000 Trust                                   0             0             0              0
The Patrick J. Ward 2001 Trust                                   0             0             0              0
The Patrick Scire 2001 Family Trust         New Jersey           0             0             0              0
The Patrick Scire 2001 Grantor
    Retained Annuity Trust                  New Jersey           0             0             0              0
The Peter C. Gerhard 2000 Annuity
    Trust I                                                      0             0             0              0
The Peter C. Gerhard 2000 Family Trust                           0             0             0              0
The Peter C. Gerhard 2001 Annuity
    Trust I                                                      0             0             0              0
The Peter C. Gerhard 2002 Annuity
     Trust I                                                     0             0             0              0
The Peter D. Kiernan, III 2000
    Annuity Trust I                                              0             0             0              0
The Peter D. Kiernan, III 2001
    Annuity Trust I                                              0             0             0              0
The Peter D. Kiernan, III 2002
     Annuity Trust I                                             0             0             0              0
The Peter Kiernan IV 2000 Trust                                  0             0             0              0
The Peter S. Kraus 2000 Annuity Trust
    I                                                            0             0             0              0
The Peter S. Kraus 2001 Annuity Trust
    I                                                            0             0             0              0
The Peter S. Kraus 2002 Annuity Trust
     I                                                           0             0             0              0
The Philip D. Murphy 2000 Annuity
    Trust I                                                      0             0             0              0
The Philip D. Murphy 2000 Family Trust                           0             0             0              0
The Philip D. Murphy 2001 Annuity
    Trust I                                                      0             0             0              0
The Philip Darivoff 2000 Annuity
    Trust I                                                      0             0             0              0
The Philip Darivoff 2001 Annuity
    Trust I                                                      0             0             0              0
The Philip Darivoff 2002 Annuity
     Trust I                                                     0             0             0              0
The Philip Darivoff 2002 Family Trust                            0             0             0              0
The Rachel M. Darivoff 2000 Trust                                0             0             0              0
The Ralph F. Rosenberg 2000 Annuity
    Trust I                                                      0             0             0              0
The Ralph F. Rosenberg 2000 Family
     Trust                                                       0             0             0              0

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                      OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
     ----------------------------       -----------------   -----------    ---------    -----------    -----------
The Ralph F. Rosenberg 2001 Annuity
    Trust I                                                      0             0             0              0
The Ralph F. Rosenberg 2002 Annuity
     Trust I                                                     0             0             0              0
Randal M. Fippinger-Millennium Trust                             0             0             0              0
The Randolph L. Cowen 2000 Family
    Trust                                                        0             0             0              0
The Randy Frankel 2001 Family Trust                              0             0             0              0
The Randy Frankel 2001 Grantor
    Retained Annuity Trust                                       0             0             0              0
Rayas Trust                                   Jersey             0             0             0              0
The Rebecca Viniar 2000 Trust                                    0             0             0              0
The Richard A. Friedman 2000 Annuity
    Trust I                                                      0             0             0              0
The Richard A. Friedman 2000 Family
    Trust                                                        0             0             0              0
The Richard A. Sapp 2000 Annuity
    Trust I                                                      0             0             0              0
The Richard A. Sapp 2000 Family Trust                            0             0             0              0
The Richard A. Sapp 2001 Annuity
    Trust I                                                      0             0             0              0
The Richard E. Witten 2000 Annuity
    Trust I                                                      0             0             0              0
The Richard E. Witten 2001 Annuity
    Trust I                                                      0             0             0              0
The Richard E. Witten 2002 Annuity
     Trust I                                                     0             0             0              0
The Richard G. Sherlund 2000 Annuity
    Trust I                                                      0             0             0              0
The Richard G. Sherlund 2001 Annuity
    Trust I                                                      0             0             0              0
The Richard Hogan 2001 Family Trust                              0             0             0              0
The Richard Hogan 2001 Grantor
    Retained Annuity Trust                                       0             0             0              0
Robert A. Fippinger, Jr.-Millennium
    Trust                                                        0             0             0              0
The Robert B. Litterman 2000 Annuity
    Trust I                                                      0             0             0              0
The Robert B. Litterman 2000 Family
    Trust                                                        0             0             0              0
The Robert B. Litterman 2001 Annuity
    Trust I                                                      0             0             0              0
The Robert B. Litterman 2002 Annuity
     Trust I                                                     0             0             0              0
The Robert B. Morris III 2000 Annuity
    Trust I                                                      0             0             0              0

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                      OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
     ----------------------------       -----------------   -----------    ---------    -----------    -----------
The Robert B. Morris III 2000 Family
    Trust                                                        0             0             0              0
The Robert B. Morris III 2001 Annuity
    Trust I                                                      0             0             0              0
The Robert B. Morris III 2002 Annuity
    Trust I                                                      0             0             0              0
The Robert J. Hurst 2000 Annuity
    Trust I                                                      0             0             0              0
The Robert J. Hurst 2000 Family Trust                            0             0             0              0
The Robert J. Hurst 2001 Annuity
    Trust I                                                      0             0             0              0
The Robert J. Hurst 2002 Annuity
    Trust I                                                      0             0             0              0
The Robert J. Katz 2000 Annuity Trust
    I                                                            0             0             0              0
The Robert J. Katz 2001 Annuity Trust
    I                                                            0             0             0              0
The Robert J. Katz 2002 Annuity Trust
    I                                                            0             0             0              0
The Robert J. O'Shea 2000 Annuity
    Trust I                                                      0             0             0              0
The Robert J. O'Shea 2000 Family Trust                           0             0             0              0
The Robert J. O'Shea 2001 Annuity
    Trust I                                                      0             0             0              0
The Robert J. O'Shea 2002 Annuity
    Trust I                                                      0             0             0              0
The Robert J. Pace 2000 Annuity Trust
    I                                                            0             0             0              0
The Robert J. Pace 2000 Family Trust                             0             0             0              0
The Robert J. Pace 2001 Annuity Trust
    I                                                            0             0             0              0
The Robert K. Steel 2000 Annuity
    Trust I                                                      0             0             0              0
The Robert K. Steel 2001 Annuity
    Trust I                                                      0             0             0              0
The Robert K. Steel 2002 Annuity
    Trust I                                                      0             0             0              0
The Robert Luckow 2001 Family Trust                              0             0             0              0
The Robert Luckow 2002 Grantor
    Retained Annuity Trust                                       0             0             0              0
The Robin Neustein 2000 Annuity Trust
    I                                                            0             0             0              0
The Robin Neustein 2001 Annuity Trust
    I                                                            0             0             0              0
The Samantha Schiller 2000 Trust                                 0             0             0              0
The Sarah B. Lopatin 2000 Trust                                  0             0             0              0

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                      OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
     ----------------------------       -----------------   -----------    ---------    -----------    -----------
The Sarah Delacy Kiernan 2000 Trust                              0             0             0              0
The Sarah M. Darivoff 2000 Trust                                 0             0             0              0
The Sarah Rose Berlinski 2000 Trust                              0             0             0              0
The Scott B. Kapnick 2000 Annuity
    Trust I                                                      0             0             0              0
The Scott B. Kapnick 2000 Family Trust                           0             0             0              0
The Scott B. Kapnick 2001 Annuity
    Trust I                                                      0             0             0              0
Scott M. Pinkus 2000 Family Trust           New Jersey           0             0             0              0
Scott M. Pinkus 2000 GRAT                   New Jersey           0             0             0              0
The Scott S. Prince Trust                                        0             0             0              0
The Sharmin Mossavar-Rahmani 2001
    Annuity Trust I                                              0             0             0              0
The Stephen M. Neidich 2000 Trust                                0             0             0              0
The Stephen Moss 2001 Irrevocable
    Trust                                                        0             0             0              0
The Stephen Moss 2002 Grantor
    Retained Annuity Trust                                       0             0             0              0
The Steven J. Wisch 2001 Annuity
    Trust I                                                      0             0             0              0
The Steven J. Wisch 2001 Family Trust                            0             0             0              0
The Steven J. Wisch 2002 Annuity
    Trust I                                                      0             0             0              0
The Steven M. Heller, Jr. 2000 Trust                             0             0             0              0
The Steven Starker 2001 Family Trust                             0             0             0              0
The Steven Starker 2001 Grantor
    Retained Annuity Trust                                       0             0             0              0
The Steven Starker 2002 Grantor
    Retained Annuity Trust                                       0             0             0              0
The Steven T. Mnuchin 2000 Annuity
    Trust I                                                      0             0             0              0
The Steven T. Mnuchin 2000 Family
    Trust                                                        0             0             0              0
The Steven T. Mnuchin 2001 Annuity
    Trust I                                                      0             0             0              0
The Stuart Mark Rothenberg 2000
    Annuity Trust I                                              0             0             0              0
The Stuart Mark Rothenberg 2000
    Family Trust                                                 0             0             0              0
The Stuart Mark Rothenberg 2001
    Annuity Trust I                                              0             0             0              0
The Stuart Mark Rothenberg 2002
    Annuity Trust I                                              0             0             0              0

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                      OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
     ----------------------------       -----------------   -----------    ---------    -----------    -----------
The Stuart Sternberg 2001 Family
    Trust                                                        0             0             0              0
The Stuart Sternberg 2001 Grantor
    Retained Annuity Trust                                       0             0             0              0
The Suzanne E. Cohen 2000 Trust                                  0             0             0              0
The Terence M. O' Toole 2000 Annuity
    Trust I                                                      0             0             0              0
The Terence M. O' Toole 2000 Family
    Trust                                                        0             0             0              0
The Terence M. O' Toole 2001 Annuity
    Trust I                                                      0             0             0              0
The Tess Augusta Linden 2000 Trust                               0             0             0              0
The Thomas J. Healey 2001 Annuity
    Trust                                   New Jersey           0             0             0              0
The Thomas K. Montag 2000 Annuity
    Trust I                                                      0             0             0              0
The Thomas K. Montag 2000 Family Trust                           0             0             0              0
The Thomas K. Montag 2001 Annuity
    Trust I                                                      0             0             0              0
The Tracy Richard Wolstencroft 2000
    Annuity Trust I                                              0             0             0              0
The Tracy Richard Wolstencroft 2000
    Family Trust                                                 0             0             0              0
The Tracy Richard Wolstencroft 2001
    Annuity Trust I                                              0             0             0              0
Trust for the benefit of David Ford,
    Jr. under Indenture of Trust B of
    David B. Ford dated 6/16/00            Pennsylvania          0             0             0              0
Trust for the benefit of Jamie Ford
    under Indenture of Trust B of
    David B. Ford dated as of 6/16/00      Pennsylvania          0             0             0              0
Trust for the benefit of Megan H.
    Hagerty u/a DTD 3/26/01                 New Jersey           0             0             0              0
Trust for the benefit of Thomas
    Jeremiah Healey u/a DTD 3/26/01         New Jersey           0             0             0              0
Trust u/w James Kellogg III                 New Jersey           0             0             0              0
The Unicorn Trust                               UK               0             0             0              0
Vyrona Trust                                  Jersey             0             0             0              0
The William C. Sherlund 2000 Trust                               0             0             0              0
The William Keith Litzenberger 2000
    Grantor Retained Annuity Trust                               0             0             0              0
The William Keith Litzenberger
    Remainder Trust                                              0             0             0              0

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                      OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
     ----------------------------       -----------------   -----------    ---------    -----------    -----------
The Zachariah Cobrinik 2000 Annuity
    Trust I                                                      0             0             0              0
Zachariah Cobrinik 2001 Annuity Trust
    I                                                            0             0             0              0
Zachariah Cobrinik 2001 Family Trust                             0             0             0              0
The Zachariah Cobrinik Family 2000
    Trust                                                        0             0             0              0

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                      OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
     ----------------------------       -----------------   -----------    ---------    -----------    -----------
PARTNERSHIPS

ALS Investment Partners, L.P.                Delaware            0             0             0              0
Beech Associates, L.P.                       Delaware            0             0             0              0
Bermuda Partners, L.P.                       Delaware            0             0             0              0
Crestley, L.P.                               Delaware            0             0             0              0
EPG Associates, L.P.                                             0             0             0              0
Greenley Partners, L.P.                      Delaware            0             0             0              0
Harris Capital Partners, Limited
    Partnership                              Delaware            0             0             0              0
HEMPA Limited Partnership                    Delaware            0             0             0              0
JSS Investment Partners, L.P.                Delaware            0             0             0              0
The Litzenberger Family Limited
    Partnership                              Delaware            0             0             0              0
Mesdag Family Limited Partnership            Delaware            0             0             0              0
Mijen Family Partnership                     Illinois            0             0             0              0
Opatrny Investment Partners, L.P.            Delaware            0             0             0              0
Rantz GS Investment Partners, L.P.           Delaware            0             0             0              0
The Rizner Family Limited Partnership        Illinois            0             0             0              0
Savitz Investment Partners, L.P.             Delaware            0             0             0              0
Silverman Partners, L.P.                     Delaware            0             0             0              0
Stone Gate GS Partners, L.P.                 Delaware            0             0             0              0
Trott GS Investment Partners, L.P.           Delaware            0             0             0              0
Tuft GS Investment Partners, L.P.            Delaware            0             0             0              0
Ward Investment Partners, L.P.               Delaware            0             0             0              0
Windy Hill Investment Company II, L.P.       Delaware            0             0             0              0
Winkelried Investment Partners, L.P.         Delaware            0             0             0              0

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                      OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
     ----------------------------       -----------------   -----------    ---------    -----------    -----------
LIMITED LIABILITY COMPANIES

The Gary Tolchin Family LLC                  Delaware            0             0             0              0
The George Varsam Family LLC                 Delaware            0             0             0              0
The James Coufos Family LLC                  Delaware            0             0             0              0
The John Minio Family LLC                    Delaware            0             0             0              0
The Lawrence Cohen Family LLC                Delaware            0             0             0              0
The Lawrence Trainor Family LLC              Delaware            0             0             0              0
The Patrick Scire Family LLC                 Delaware            0             0             0              0
The Raymond Murphy Family LLC                Delaware            0             0             0              0
The Rebecca Amitai Family LLC                Delaware            0             0             0              0
The Richard Hogan Family LLC                 Delaware            0             0             0              0
The Stephen Levick Family LLC                Delaware            0             0             0              0
The Steven Starker Family LLC                Delaware            0             0             0              0
The Stuart Sternberg Family LLC              Delaware            0             0             0              0
The Thomas Gravina Family LLC                Delaware            0             0             0              0
The Thomas Williams Family LLC               Delaware            0             0             0              0
The Todd Christie Family LLC                 Delaware            0             0             0              0

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                      OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
     ----------------------------       -----------------   -----------    ---------    -----------    -----------
CORPORATIONS

Anahue Limited                                Jersey             0             0             0              0
Guapulo Holdings Limited                      Jersey             0             0             0              0
HJS2 Limited                              Cayman Islands         0             0             0              0
IAT Reinsurance Syndicate Ltd.               Bermuda             0             0             0              0
Anahue Limited                                                   0             0             0              0
Majix Limited                                 Jersey             0             0             0              0
Melalula Limited                              Jersey             0             0             0              0
RJG Holding Company                       Cayman Islands         0             0             0              0
Robinelli Limited                             Jersey             0             0             0              0
Vyrona Holdings Limited                       Jersey             0             0             0              0
Zurrah Limited                                Jersey             0             0             0              0

         This Amendment No. 24 to a Statement on Schedule 13D amends and restates in its entirety such Schedule 13D (as so amended and restated, this "Schedule"). This Amendment No. 24 is being filed primarily because, on March 26, 2002, certain Covered Persons (as defined below) transferred Covered Shares to estate planning vehicles, which became parties to the Shareholders' Agreement referred to in Item 2 below.

ITEM 1. SECURITY AND ISSUER

         This Schedule relates to the Common Stock, par value $.01 per share (the "Common Stock"), of The Goldman Sachs Group, Inc., a Delaware corporation (together with its subsidiaries and affiliates, "GS Inc."). The address of the principal executive offices of GS Inc. is 85 Broad Street, New York, New York 10004.

ITEM 2. IDENTITY AND BACKGROUND

         (a), (b), (c), (f) The cover page to this Schedule and Appendix A hereto contain the names of the persons ("Covered Persons") who beneficially own Common Stock subject to a Shareholders' Agreement ("Covered Shares"), dated as of May 7, 1999, to which the Covered Persons are party (as amended from time to time, the "Shareholders' Agreement"). This filing is being made on behalf of all of the Covered Persons, and their agreement that this filing may be so made is contained in the Shareholders' Agreement.

         According to the separate Schedules 13D and amendments thereto filed by SMBC Capital Markets, Inc. (formerly Sumitomo Bank Capital Markets, Inc.) ("SMBC") and Kamehameha Activities Association ("KAA"), each of SMBC and KAA disposed of all of its shares of Common Stock on January 7, 2002. All information contained in this Schedule relating to SMBC and KAA has been included based upon information provided by SMBC and KAA; the separate Schedules 13D filed by SMBC and KAA and any amendments thereto should be referred to for information relating to SMBC and KAA, respectively.

         Appendix A hereto also provides the citizenship or place of organization of each Covered Person. Each Covered Person who is an individual (an "Individual Covered Person") is a senior professional employed or formerly employed by GS Inc. or a spouse or former spouse thereof. GS Inc. is a global investment banking and securities firm. Each Covered Person who is not an individual is a trust, limited partnership, limited liability company or corporation created by or for an Individual Covered Person for estate planning purposes. Each Covered Person listed in Appendix A under the caption "Partnerships" is a limited partnership of which an Individual Covered Person is general partner. Each Covered Person listed in Appendix A under the caption "Corporations" (a "Corporate Covered Person") is controlled by an Individual Covered Person (the "Controlling Covered Person"). Each Covered Person listed in Appendix A under the caption "Limited Liability Companies" (a "Limited Liability Covered Person") is a limited liability company of which an Individual Covered Person is a managing member. The name, citizenship, business address and present principal occupation or employment of each of the directors and executive officers of each Corporate Covered Person (other than the Controlling Covered Person) is set forth in Annex A hereto. The business address of each Covered Person for purposes of this Schedule is: (i) in the case of entities organized in Jersey or under the laws of the United Kingdom, 26 New Street, St. Helier, Jersey, JE2 3RA; (ii) in the case of entities organized in the Cayman Islands, P.O. Box 309, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands; (iii) in the case of entities organized in Bermuda, Victoria Hall, 11 Victoria Street, Hamilton HM11, Bermuda; and (iv) in the case of all other Covered Persons, 85 Broad Street, New York, New York 10004.

         (d), (e) Except as described in Annex A or Annex B, during the last five years no Covered Person or, to the best knowledge of the Covered Persons, any executive officer or director of a Covered Person, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in such Covered Person being subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

ITEM 3. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

         The Covered Shares have been and will be acquired by the Covered Persons in the following manner: (i) the former profit participating limited partners active in the business of The Goldman Sachs Group, L.P. ("Group L.P.") (each such former partner, a "PMD" and, collectively, the "PMDs") acquired certain Covered Shares in exchange for their interests in Group L.P. and certain of its affiliates and investee corporations; (ii) the former owners (the "Hull Covered Persons") of Hull and Associates, L.L.C. ("Hull") acquired certain Covered Shares in exchange for their interests in Hull; (iii) the former members of SLK LLC (the "SLK Covered Persons") acquired certain Covered Shares in exchange for their interests in SLK LLC (together with its subsidiaries and affiliates,

"SLK"); (iv) the former members of Benjamin Jacobson & Sons, LLC (the "Jacobson Covered Persons") acquired certain Covered Shares in exchange for their interests in Benjamin Jacobson & Sons, LLC ("Jacobson"); (v) certain Individual Covered Persons have acquired and will acquire beneficial ownership of certain other Covered Shares in connection with GS Inc.'s initial public offering and/or pursuant to GS Inc.'s employee compensation, benefit or similar plans; (vi) certain Individual Covered Persons (the "Transferee Covered Persons") acquired their Covered Shares from other Individual Covered Persons in accordance with pre-existing contractual arrangements or judicial decrees; and (vii) certain Covered Persons (the "Estate Planning Covered Persons") have acquired and will acquire beneficial ownership of their Covered Shares as contributions or gifts made by Individual Covered Persons.

         Covered Persons may from time to time acquire Common Stock not subject to the Shareholders' Agreement ("Uncovered Shares") for investment purposes. Such Common Stock may be acquired with personal funds of or funds borrowed by such Covered Person.

ITEM 4. PURPOSE OF TRANSACTIONS

         The Individual Covered Persons, other than the Hull Covered Persons, the SLK Covered Persons, the Jacobson Covered Persons and the Transferee Covered Persons, acquired certain Covered Shares in connection with the succession of GS Inc. to the business of Group L.P. and GS Inc.'s initial public offering and through certain employee compensation, benefit or similar plans of GS Inc. The Hull Covered Persons acquired certain Covered Shares in connection with the acquisition by GS Inc. of Hull and through certain employee compensation, benefit or similar plans of GS Inc. The SLK Covered Persons acquired certain Covered Shares in connection with the combination of GS Inc. with SLK and through certain employee compensation, benefit or similar plans of GS Inc. The Jacobson Covered Persons acquired certain Covered Shares in connection with the acquisition by GS Inc. of Jacobson and through certain employee compensation, benefit or similar plans of GS Inc. The Transferee Covered Persons acquired their Covered Shares from other Individual Covered Persons in accordance with pre-existing contractual arrangements or judicial decrees. As a condition to the transfer of the Covered Shares, the Shareholders' Committee required that each Transferee Covered Person agree to become a party to the Shareholders' Agreement and to be bound by the Partner Transfer Restrictions referred to in Item 6 below. The Estate Planning Covered Persons acquired the Covered Shares as contributions or gifts made for estate planning purposes by Individual Covered Persons, and the provisions of the organizational documents of certain Estate Planning Covered Persons provide for the distribution of Common Stock to certain other Covered Persons. As a condition to the contribution or gift of the Covered Shares, the Shareholders' Committee required that each Estate Planning Covered Person agree to become a party to the Shareholders' Agreement and to be bound by the Partner Transfer Restrictions referred to in Item 6 below.

         The board of directors of GS Inc. has approved a program (the "Rule 144 Program") to permit the PMDs and certain former direct and indirect owners of Hull, SLK and Jacobson to sell, in a coordinated manner, a portion of their shares of Common Stock in accordance with the volume and manner of sale limitations of Rule 144 under the Securities Act of 1933, as amended ("Rule 144"). During GS Inc.'s fiscal quarter ending May 31, 2002, each of the Covered Persons listed in Annex C intends to sell up to the number of shares of Common Stock set forth opposite such Covered Person's name in Annex C under the Rule 144 Program (an aggregate of 12,031,208 shares for all Covered Persons). These sales commenced during the week of March 25, 2002. Sales under the Rule 144 Program are made on behalf of the participating Covered Persons pursuant to a Power of Attorney, a form of which is filed as an Exhibit to this Schedule. The Rule 144 Program may continue in subsequent fiscal quarters, but can be suspended or terminated at any time. GS Inc. has not solicited indications of interest from any of the Covered Persons as to whether they would like to sell shares of Common Stock in subsequent fiscal quarters.

         Covered Persons may from time to time acquire Uncovered Shares for investment purposes. Except as described in Item 6 and except for the acquisition by Covered Persons of Common Stock pursuant to employee compensation, benefit or similar plans of GS Inc. in the future or as described above, none of the Covered Persons has any plans or proposals which relate to or would result in their acquisition of additional Common Stock or any of the other events described in Item 4(a) through 4(j).

         Each Covered Person is expected to evaluate on an ongoing basis GS Inc.'s financial condition and prospects and his or her interests in and with respect to GS Inc. Accordingly, each Covered Person may change his or her plans and intentions at any time and from time to time. In particular, each Covered Person may at any time and from time to time acquire or dispose of shares of Common Stock.

ITEM 5. INTEREST IN SECURITIES OF THE ISSUER

         (a) Rows (11) and (13) of the cover page to this Schedule, Appendix A and Annex A are hereby incorporated by reference. Each Covered Person hereby disclaims beneficial ownership of any shares of Common Stock held by any other Covered Person. Except as described in Annex D, none of the shares of Common Stock reported in rows (11) and (13) of the cover page to this Schedule and Appendix A are shares as to which there is a right to acquire exercisable within 60 days.

         (b) Rows (7) through (10) of the cover page to this Schedule, Appendix A and Annex A set forth the percentage range of Covered Shares as to which there is sole power to vote or direct the vote or to dispose or direct the disposition; the number of Uncovered Shares as to which there is sole power to vote or direct the vote or to dispose or direct the disposition; and the number of shares of Common Stock as to which there is shared power to vote or direct the vote or to dispose or direct the disposition. The power to vote Covered Shares by Covered Persons is shared with each other Covered Person, as described below in response to Item 6. Each Covered Person hereby disclaims beneficial ownership of any shares of Common Stock held by any other Covered Person.

         (c) Except as described in Annex E or previously reported on Schedule 13D, no Covered Person has effected any transactions in Common Stock in the past 60 days.

         (d), (e) Not applicable.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER

         Each Covered Person listed on the cover page to this Schedule and Appendix A hereto is a party to the Shareholders' Agreement. The Shareholders' Agreement, and forms of the Counterparts to the Shareholders' Agreement executed by or on behalf of the Estate Planning Covered Persons, certain Hull Covered Persons and the Transferee Covered Persons, are filed as Exhibits to this Schedule and the following summary of the terms of the Shareholders' Agreement is qualified in its entirety by reference thereto. In the case of each SLK Covered Person, certain of the provisions and restrictions discussed below are set forth in an Amended and Restated Member Agreement, dated as of September 10, 2000, and amended and restated as of October 26, 2000 (an "SLK Member Agreement"), between such SLK Covered Person and GS Inc. In the case of each Jacobson Covered Person, certain of the provisions and restrictions discussed below are set forth in a Member Agreement, dated as of January 26, 2001 (the "Jacobson Member Agreement" and, together with the SLK Member Agreement, the "Member Agreements"), between such Jacobson Covered Person and GS Inc. The forms of the Member Agreements are filed as Exhibits to this Schedule and the following summary is qualified in its entirety by reference thereto. References to the "board of directors" are to the board of directors of The Goldman Sachs Group, Inc.

         The Covered Shares include generally all Common Stock acquired or to be acquired from GS Inc. by the Covered Persons. Covered Shares include: shares of Common Stock acquired by the PMDs in exchange for their interests in Group L.P. and certain of its affiliates; shares of Common Stock acquired by the Hull Covered Persons in exchange for their interests in Hull; shares of Common Stock acquired by the SLK Covered Persons in exchange for their interests in SLK; shares of Common Stock acquired by the Jacobson Covered Persons in exchange for their interests in Jacobson; shares of Common Stock acquired or to be acquired through the grant of restricted stock units, stock options and interests in a defined contribution plan (except for certain Uncovered Shares as specified in Appendix A); shares of Common Stock acquired by the Transferee Covered Persons in accordance with pre-existing contractual arrangements or judicial decrees; shares of Common Stock acquired or to be acquired by Estate Planning Covered Persons from Individual Covered Persons for estate planning purposes and shares of Common Stock to be distributed by Estate Planning Covered Persons to Individual Covered Persons or to other Estate Planning Covered Persons; and, unless otherwise determined by the board of directors and the Shareholders' Committee, any shares of Common Stock acquired or to be acquired by the Covered Persons from GS Inc. through any other employee compensation, benefit or similar plan. Covered Shares do not include any shares of Common Stock purchased or to be purchased by a Covered Person in the open market or in a subsequent underwritten public offering.

TRANSFER RESTRICTIONS

         Each Individual Covered Person (other than the Transferee Covered Persons and, with respect to the shares of Common Stock received in exchange for their interests in Hull, the Hull Covered Persons) has agreed in the Shareholders' Agreement, among other things, to retain beneficial ownership of Covered Shares at least equal to 25% of the cumulative number of Covered Shares beneficially owned by him or her at the time he or she became a Covered Person or acquired by him or her thereafter and with no credit for dispositions (the "General Transfer

Restrictions") for so long as he or she is a Covered Person and an employee of GS Inc. (an "Employee Covered Person").

         The PMDs will also be subject to limitations on their ability to transfer Covered Shares received in connection with the succession of GS Inc. to the business of Group L.P. These restrictions will also apply to the Covered Shares acquired by the Hull Covered Persons in exchange for their interests in Hull, the Covered Shares acquired by the SLK Covered Persons in exchange for their interests in SLK and the Covered Shares acquired by the Jacobson Covered Persons in exchange for their interests in Jacobson. Under these restrictions, each such PMD, Hull Covered Person, SLK Covered Person and Jacobson Covered Person has agreed not to transfer such Covered Shares until May 7, 2002, the third anniversary of the date of GS Inc.'s initial public offering of its Common Stock (the "Partner Transfer Restrictions" and, together with the General Transfer Restrictions, the "Transfer Restrictions"). The Partner Transfer Restrictions will lapse as to such Covered Shares in equal installments on each of May 7, 2002, May 7, 2003 and May 7, 2004. The Covered Shares held by each Estate Planning Covered Person and Transferee Covered Person are subject to the same Partner Transfer Restrictions that applied to such Covered Shares prior to such Covered Person's acquisition thereof. The Transfer Restrictions applicable to an Individual Covered Person (and his or her Estate Planning Covered Persons) terminate upon the death of the Individual Covered Person.

WAIVERS

         Except in the case of a third-party tender or exchange offer, the Partner Transfer Restrictions may be waived or terminated at any time by the Shareholders' Committee described below under "Information Regarding the Shareholders' Committee". The Shareholders' Committee also has the power to waive the Transfer Restrictions to permit Covered Persons to: participate as sellers in underwritten public offerings of Common Stock and tender and exchange offers and share repurchase programs by GS Inc.; transfer Covered Shares to charities, including charitable foundations; transfer Covered Shares held in employee benefit plans; and transfer Covered Shares in specific transactions (for example, to immediate family members and trusts) or other circumstances. The Shareholders' Committee permitted the transfers of Covered Shares to the Estate Planning Covered Persons and the Transferee Covered Persons on the condition that each Estate Planning Covered Person and Transferee Covered Person agree to become a party to the Shareholders' Agreement and to be bound by the Partner Transfer Restrictions.

         On July 31, 2000, the Shareholders' Committee waived the Partner Transfer Restrictions solely to permit certain Covered Persons to pledge a portion of their Covered Shares to obtain approximately $400,000,000 in loan commitments to make investments from time to time in certain merchant banking funds sponsored by GS Inc. The loan commitments are for five years, may be drawn upon from time to time and generally require that any loans be collateralized by shares of Common Stock with a market value four times that of the amount borrowed. Pursuant to Rule 13d-3(d)(3) under the Securities Exchange Act of 1934, as amended, the pledgees did not acquire beneficial ownership of the pledged shares by virtue of the pledge.

         The Shareholders' Committee and, in the case of the Hull Covered Persons, the SLK Covered Persons and the Jacobson Covered Persons, the board of directors waived the Partner Transfer Restrictions to permit the sale of up to an aggregate of 12,031,208 Covered Shares by certain Covered Persons during GS Inc.'s fiscal quarter ending May 31, 2002 under the Rule 144 Program described in Item 4 and in Annex C hereto.

         In the case of a third-party tender or exchange offer, the Transfer Restrictions may be waived or terminated: if the board of directors is recommending acceptance or is not making any recommendation with respect to acceptance of the tender or exchange offer, by a majority of the Voting Interests (as defined below); or if the board of directors is recommending rejection of the tender or exchange offer, by 66 2/3% of the outstanding Voting Interests.

         In the case of a tender or exchange offer by GS Inc., a majority of the outstanding Voting Interests may also elect to waive or terminate the Transfer Restrictions.

VOTING

         Prior to any vote of the shareholders of GS Inc., the Shareholders' Agreement requires a separate, preliminary vote of the Voting Interests on each matter upon which a vote of the shareholders is proposed to be taken (the "Preliminary Vote"). Each Covered Share held by an Employee Covered Person and each other Covered Share subject to the Partner Transfer Restrictions will be voted in accordance with the majority of the votes cast by the Voting Interests in the Preliminary Vote. In elections of directors, each Covered Share will be voted in favor of the election of those persons receiving the highest numbers of votes cast by the Voting Interests in the Preliminary Vote. "Voting Interests" are Covered Shares beneficially owned by all Employee Covered Persons.

OTHER RESTRICTIONS

         The Shareholders' Agreement also prohibits the Employee Covered Persons from engaging in certain activities relating to any securities of GS Inc. with any person who is not a Covered Person or a director, officer or employee of GS Inc. ("Restricted Persons"). Among other things, an Employee Covered Person may not: participate in a proxy solicitation to or with a Restricted Person; deposit any Covered Shares in a voting trust or subject any Covered Shares to any voting agreement or arrangement that includes any Restricted Person; form, join or in any way participate in a "group" with any Restricted Person; or together with any Restricted Person, propose certain transactions with GS Inc. or seek the removal of any directors of GS Inc. or any change in the composition of the board of directors.

TERM, AMENDMENT AND CONTINUATION

         The Shareholders' Agreement is to continue in effect until the earlier of January 1, 2050 and the time it is terminated by the vote of 66 2/3% of the outstanding Voting Interests. The Partner Transfer Restrictions will not terminate upon the expiration or termination of the Shareholders' Agreement unless previously waived or terminated or unless subsequently waived or terminated by the board of directors. The Shareholders' Agreement may generally be amended at any time by a majority of the outstanding Voting Interests.

         Unless otherwise terminated, in the event of any transaction in which a third party succeeds to the business of GS Inc. and in which Covered Persons hold securities of the third party, the Shareholders' Agreement will remain in full force and effect as to the securities of the third party, and the third party shall succeed to the rights and obligations of GS Inc. under the Shareholders' Agreement.

INFORMATION REGARDING THE SHAREHOLDERS' COMMITTEE

         The Shareholders' Committee shall at any time consist of each of those individuals who are both Employee Covered Persons and members of the board of directors and who agree to serve as members of the Shareholders' Committee. If there are less than three individuals who are both Employee Covered Persons and members of the board of directors and who agree to serve as members of the Shareholders' Committee, the Shareholders' Committee shall consist of each such individual plus such additional individuals who are Employee Covered Persons and who are selected pursuant to procedures established by the Shareholders' Committee as shall assure a Shareholders' Committee of not less than three members who are Employee Covered Persons. Currently, Henry M. Paulson, Jr., Robert J. Hurst, John A. Thain and John L. Thornton are the members of the Shareholders' Committee.

PLEDGE AGREEMENTS

         Each PMD has pledged (the "IPO Pledge") to GS Inc. Common Stock or other assets with an initial value equal to $15 million for each such person who initially serves on the board of directors, the Management Committee or the Partnership Committee of GS Inc. and $10 million for each other such person. This pledge secures the liquidated damages provision of a noncompetition agreement which each such person has entered into with GS Inc. The form of agreement relating to noncompetition and other covenants and the form of pledge agreement, as amended, are filed as Exhibits to this Schedule and the foregoing summary of these agreements is qualified in its entirety by reference thereto.

         In connection with the transfers by persons subject to a noncompetition agreement to Estate Planning Covered Persons who are corporations and certain transfers to Estate Planning Covered Persons who are trusts, the IPO Pledge was replaced with a guarantee and pledge agreement that was entered into by the relevant Estate Planning Covered Person. In addition, each transferring Covered Person in these transfers was required to pledge the capital stock or trust interests, as applicable, of the relevant Estate Planning Covered Person to GS Inc. in order to further secure the transferring Covered Person's obligations under the noncompetition agreement. The forms of the pledge agreements, as amended, are filed as Exhibits to this Schedule and the foregoing summary of these agreements is qualified in its entirety by reference thereto.

         In connection with GS Inc.'s combination with SLK and acquisition of Jacobson, each SLK Covered Person or Jacobson Covered Person who is an individual has pledged to GS Inc. Common Stock or other assets to secure the SLK Covered Person's or Jacobson Covered Person's obligation under his or her Member Agreement to pay liquidated damages upon breach of certain provisions relating to noncompetition and nonsolicitation. The form of each pledge agreement, as amended, is filed as an Exhibit to this Schedule and the foregoing summary of this agreement is qualified in its entirety by reference thereto.

REGISTRATION RIGHTS INSTRUMENT FOR CHARITABLE DONATIONS

         In connection with the donations of shares of Common Stock by certain Covered Persons to certain charitable organizations on December 13, 1999, December 22, 2000, December 26, 2001 and January 9, 2002, GS Inc. entered into a Registration Rights Instrument and three substantially similar Supplemental Registration Rights Instruments (the "Charitable Supplements"). The following is a description of the Registration Rights Instrument, as supplemented by the Charitable Supplements. The Registration Rights Instrument and the Charitable Supplements are filed as Exhibits to this Schedule, and the following summary of these agreements is qualified in its entirety by reference thereto.

         Pursuant to the Registration Rights Instrument and the Charitable Supplements, GS Inc. has agreed to register the donated shares of Common Stock for resale by charitable foundations and public charities. GS Inc. has agreed in the Registration Rights Instrument and the Charitable Supplements to pay all of the fees and expenses relating to the offering by the charitable organizations, other than any agency fees and commissions or underwriting commissions or discounts or any transfer taxes incurred by the charitable organizations in connection with their resales. GS Inc. also has agreed to indemnify the charitable organizations against certain liabilities, including those arising under the Securities Act.

         GS Inc. may amend the Registration Rights Instrument and the Charitable Supplements in any manner that it deems appropriate, without the consent of any charitable organization. However, GS Inc. may not make any amendment that would cause the shares of Common Stock to fail to be "qualified appreciated stock" within the meaning of Section 170 of the Internal Revenue Code. In addition, GS Inc. may not make any amendment that would materially and adversely affect the rights of any charitable organization without the consent of a majority of the materially and adversely affected charitable organizations.

REGISTRATION RIGHTS INSTRUMENT FOR EMPLOYEE MANAGING DIRECTORS

         In connection with the sale by certain Covered Persons (the "Employee Managing Directors") of shares of Common Stock acquired from GS Inc. pursuant to the terms of restricted stock units, GS Inc. entered into a Supplemental Registration Rights Instrument (the "EMD Supplement"), which supplements the Registration Rights Instrument referred to above. The following is a description of the Registration Rights Instrument, as supplemented by the EMD Supplement. The Registration Rights Instrument and the EMD Supplement are filed as Exhibits to this Schedule, and the following summary of these agreements is qualified in its entirety by reference thereto.

         Pursuant to the Registration Rights Instrument and the EMD Supplement, GS Inc. has agreed to pay all of the fees and expenses relating to the registered offering of shares of Common Stock held by the Employee Managing Directors, other than any agency fees and commissions or underwriting commissions or discounts or any transfer taxes incurred by the Employee Managing Directors in connection with the sales. GS Inc. also has agreed to indemnify the Employee Managing Directors against certain liabilities, including those arising under the Securities Act.

ITEM 7. MATERIAL TO BE FILED AS EXHIBITS

Exhibit                                                   Description
-------             -------------------------------------------------------------------------------------------------------
A.                  Shareholders' Agreement, dated as of May 7, 1999 (incorporated by reference to Exhibit A to the
                    Schedule 13D filed May 17, 1999 (File No. 005-56295) (the "Initial Schedule 13D")).

B.                  Form of Agreement Relating to Noncompetition and Other Covenants (incorporated by reference to
                    Exhibit 10.20 to the registration statement on Form S-1 (File No. 333-74449) filed by The
                    Goldman Sachs Group, Inc.).

C.                  Form of Pledge Agreement (the "IPO Pledge Agreement") (incorporated by reference to Exhibit
                    10.21 to the registration statement on Form S-1 (File No. 333-74449) filed by The Goldman Sachs
                    Group, Inc.).

D.                  Form of Amendment No. 1 to the IPO Pledge Agreement (filed as Exhibit E), dated July 10, 2000
                    (incorporated by reference to Exhibit F to Amendment No. 4 to the Initial Schedule 13D, filed
                    July 11, 2000 (File No. 005-56295)).

E.                  Registration Rights Instrument, dated as of December 10, 1999 (incorporated by reference to
                    Exhibit G to Amendment No. 1 to the Initial Schedule 13D, filed December 17, 1999 (File No.
                    005-56295)).

F.                  Supplemental Registration Rights Instrument, dated as of December 10, 1999 (incorporated by reference to Exhibit H to Amendment No. 1 to the Initial Schedule 13D, filed December 17, 1999
                    (File No. 005-56295)).

G.                  Form of Counterpart to Shareholders' Agreement for former profit participating limited partners of The Goldman Sachs Group, L.P. (incorporated by reference to Exhibit I to Amendment No. 2 to the Initial Schedule 13D, filed June 21, 2000 (File No. 005-56295)).

H.                  Form of Counterpart to Shareholders' Agreement for former retired limited partners of The
                    Goldman Sachs Group, L.P. who are currently managing directors of The Goldman Sachs Group, Inc.
                    (incorporated by reference to Exhibit J to Amendment No. 2 to the Initial Schedule 13D, filed
                    June 21, 2000 (File No. 005-56295)).

I.                  Form of Counterpart to Shareholders' Agreement for non-individual former owners of Hull and
                    Associates, L.L.C. (incorporated by reference to Exhibit K to Amendment No. 3 to the Initial
                    Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

J.                  Form of Counterpart to Shareholders' Agreement for non-U.S. corporations (incorporated by reference to Exhibit L to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File
                    No. 005-56295)).

K.                  Form of Counterpart to Shareholders' Agreement for non-U.S. trusts (incorporated by reference to
                    Exhibit M to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No.
                    005-56295)).

L.                  Form of Guarantee and Pledge Agreement for non-U.S. corporations (incorporated by reference to
                    Exhibit N to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No.
                    005-56295)).

M.                  Form of Pledge Agreement for shareholders of non-U.S. corporations (incorporated by reference to
                    Exhibit O to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No.
                    005-56295)).

Exhibit                                                   Description
-------             -------------------------------------------------------------------------------------------------------
N.                  Form of Pledge Agreement for shareholders of non-U.S. corporations (Jersey version)
                    (incorporated by reference to Exhibit P to Amendment No. 3 to the Initial Schedule 13D, filed
                    June 30, 2000 (File No. 005-56295)).

O.                  Form of Counterpart to Shareholders' Agreement for Transferee Covered Persons (incorporated by reference to Exhibit Q to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000
                    (File No. 005-56295)).

P.                  Supplemental Registration Rights Instrument, dated as of June 19, 2000 (incorporated by reference to Exhibit R to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000
                    (File No. 005-56295)).

Q.                  Supplemental Registration Rights Instrument, dated as of July 31, 2000 (incorporated by reference to Exhibit S to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000
                    (File No. 005-56295)).

R.                  Underwriting Agreement (U.S. Version), dated as of August 1, 2000 (incorporated by reference to
                    Exhibit T to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File No.
                    005-56295)).

S.                  Underwriting Agreement (International Version), dated as of August 1, 2000 (incorporated by reference to Exhibit U to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000
                    (File No. 005-56295)).

T.                  Underwriting Agreement (Asia/Pacific Version), dated as of August 1, 2000 (incorporated by reference to Exhibit V to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000
                    (File No. 005-56295)).

U.                  Form of Power of Attorney to be executed by Covered Persons participating in the Rule 144
                    Program (incorporated by reference to Exhibit W to Amendment No. 8 to the Initial Schedule 13D,
                    filed September 25, 2000 (File No. 005-56295)).

V.                  Power of Attorney (incorporated by reference to Exhibit X to Amendment No. 14 to the Initial
                    Schedule 13D, filed March 29, 2001 (File No. 005-56295)).

W.                  Form of Amended and Restated Member Agreement, dated as of September 10, 2000, and amended and restated as of October 26, 2000, between GS Inc. and each SLK Covered Person (incorporated by reference to Exhibit Y to Amendment No. 10 to the Initial Schedule 13D, filed November 3, 2000
                    (File No. 005-56295)).

X.                  Form of Pledge Agreement, dated as of October 31, 2000, between GS Inc. and each SLK Covered
                    Person (incorporated by reference to Exhibit Z to Amendment No. 10 to the Initial Schedule 13D,
                    filed November 3, 2000 (File No. 005-56295)).

Y.                  Supplemental Registration Rights Instrument, dated as of December 21, 2000 (incorporated by reference to Exhibit AA to Amendment No. 12 to the Initial Schedule 13D, filed January 23, 2001
                    (File No. 005-56295)).

Z.                  Form of Member Agreement, dated as of January 26, 2001, between GS Inc. and each Jacobson
                    Covered Person (incorporated by reference to Exhibit BB to Amendment No. 14 to the Initial
                    Schedule 13D, filed March 28, 2001 (File No. 005-56295)).

Exhibit                                                   Description
-------             -------------------------------------------------------------------------------------------------------
AA.                 Form of Pledge Agreement, dated as of March 19, 2001, between GS Inc. and each Jacobson Covered
                    Person (incorporated by reference to Exhibit CC to Amendment No. 14 to the Initial Schedule 13D,
                    filed March 28, 2001 (File No. 005-56295)).

BB.                 Form of Guarantee and Pledge Agreement for trusts (incorporated by reference to Exhibit DD to
                    Amendment No. 19 to the Initial Schedule 13D, filed October 30, 2001 (File No. 005-56295)).

CC.                 Form of Pledge Agreement for beneficiaries of trusts (incorporated by reference to Exhibit EE to
                    Amendment No. 19 to the Initial Schedule 13D, filed October 30, 2001 (File No. 005-56295)).

DD.                 Form of Guarantee and Pledge Agreement for non-U.S. trusts holding Common Stock through non-U.S.
                    corporations (incorporated by reference to Exhibit FF to Amendment No. 20 to the Initial
                    Schedule 13D, filed December 21, 2001 (File No. 005-56295)).

EE.                 Form of Pledge Agreement for beneficiaries of non-U.S. trusts holding Common Stock through
                    non-U.S. corporations (incorporated by reference to Exhibit GG to Amendment No. 20 to the
                    Initial Schedule 13D, filed December 21, 2001 (File No. 005-56295)).

FF.                 Supplemental Registration Rights Instrument, dated as of December 21, 2001 (incorporated by reference to Exhibit 4.4 to the registration statement on Form S-3 (File No. 333-74006) filed by
                    The Goldman Sachs Group, Inc.)

                                                                         ANNEX A


    INFORMATION REQUIRED AS TO EXECUTIVE OFFICERS AND DIRECTORS OF CORPORATE
                                 COVERED PERSONS


                                                                             CONVICTIONS OR         BENEFICIAL
                                                                             VIOLATIONS OF       OWNERSHIP OF THE
                                                                            FEDERAL OR STATE   COMMON STOCK OF THE
                                                                            LAWS WITHIN THE       GOLDMAN SACHS
   NAME           CITIZENSHIP   BUSINESS ADDRESS     PRESENT EMPLOYMENT     LAST FIVE YEARS        GROUP, INC.
Steven M.             USA       85 Broad Street      Managing Director,           None         Covered Person, so
Bunson                          New York, NY         The Goldman Sachs                         ownership is as set
                                10004                Group, Inc.                               forth in or
                                                                                               incorporated into
                                                                                               Item 5 above.

Russell E.            USA       85 Broad Street      Managing Director,           None         Covered Person, so
Makowsky                        New York, NY         The Goldman Sachs                         ownership is as set
                                10004                Group, Inc.                               forth in or
                                                                                               incorporated into
                                                                                               Item 5 above.

Michael H.            UK        26 New Street,       Partner,                     None         None
Richardson                      St. Helier, Jersey,  Bedell Cristin
                                JE4 3RA

John D.               UK        Victoria Hall        Vice President/              None         None
Amaral                          11 Victoria St.      Account Manager,
                                Hamilton HM11        J&H Marsh & McLennan
                                Bermuda

Marguerite R.         USA       120 Broadway         Vice President,              None         None
Gorman                          New York, NY         Spear, Leeds &
                                10271                Kellogg, L.P.


Richard D.            UK        41 Cedar Avenue      Partner, Appleby,            None         None
Spurling                        Hamilton HM12        Spurling & Kempe
                                Bermuda

                                                                         ANNEX B


ITEMS 2(D)
   AND 2(E).    INFORMATION REQUIRED AS TO CERTAIN PROCEEDINGS



None.

                                                                         ANNEX C


ITEM 4.    PLANNED DISPOSITION OF SECURITIES OF THE ISSUER BY COVERED PERSONS

During GS Inc.'s fiscal quarter ended May 31, 2002, each of the Covered Persons listed below intends to sell up to the number of shares of Common Stock set forth opposite such Covered Person's name under the Rule 144 Program referred to in Item 4 above.

COVERED PERSON                                  NUMBER OF SHARES
Bradley I. Abelow                                       21,311
Paul M. Achleitner                                     112,201
Andrew M. Alper                                         15,000
Armen A. Avanessians                                    35,000
Christopher A. Bates                                     7,898
David M. Baum                                           21,438
Frank A. Bednarz                                         1,453
Milton R. Berlinski                                     36,000
Lloyd C. Blankfein                                     100,000
David W. Blood                                          78,936
Peter L. Briger, Jr.                                    50,581
Richard J. Bronks                                       23,869
Edward A. Brout                                         19,200
Lawrence R. Buchalter                                   37,617
Andrew Cader                                           200,000
Michael J. Carr                                         28,138
Christopher J. Carrera                                  23,000
Mark Carroll                                             2,572
Mary Ann Casati                                         17,000
Mark A. Castellano                                      92,484
Andrew A. Chisholm                                      23,690
Todd J. Christie                                        48,059
Zachariah Cobrinik                                      36,184
Lawrence A. Cohen                                       45,661
Abby Joseph Cohen                                       10,000
Gary D. Cohn                                            66,065
Christopher A. Cole                                     40,000
William Connell                                          3,049
Carlos A. Cordeiro                                      75,000
E. Gerald Corrigan                                      30,000
Henry Cornell                                           81,273
James A. Coufos                                         20,000
Frank L. Coulson, Jr.                                   89,704
Randolph L. Cowen                                       20,000
Philip M. Darivoff                                      22,781
Timothy D. Dattels                                      43,848
Gavyn Davies                                            25,000
David A. Dechman                                        22,417
Paul C. Deighton                                        75,204
Robert V. Delaney, Jr.                                  30,000
Joseph Della Rosa                                       68,818
Neil V. DeSena                                          19,098
Alexander C. Dibelius                                    8,000
Stephen J. DiLascio                                     13,228
John O. Downing                                         45,000

COVERED PERSON                                  NUMBER OF SHARES
Connie K. Duckworth                                     55,292
C. Steven Duncker                                       53,434
Gordon E. Dyal                                          37,983
Glenn P. Earle                                          42,627
Paul S. Efron                                           23,599
Gary L. Eisenreich                                       6,227
Aubrey Ellis, Jr.                                        3,200
Pieter Maarten Feenstra                                 26,900
Lawton W. Fitt                                          50,000
David B. Ford                                           88,469
Edward C. Forst                                         21,489
Randy W. Frankel                                       100,000
Richard A. Friedman                                    125,000
Joseph D. Gatto                                         30,000
Peter C. Gerhard                                        71,118
Nomi P. Ghez                                            68,957
Joseph H. Gleberman                                     83,399
Charles G. Goetz                                         6,101
Jeffrey B. Goldenberg                                   15,000
Jacob D. Goldfield                                      74,655
Gary F. Goldring                                       150,000
Andrew M. Gordon                                        25,000
Thomas J. Gravina                                       22,421
Eric P. Grubman                                         25,000
Edward S. Gutman                                        12,432
Joseph D. Gutman                                        20,000
Robert S. Harrison                                      40,000
Thomas J. Healey                                        46,123
David R. Heinz                                           3,312
David B. Heller                                         50,000
David L. Henle                                          15,000
Mary C. Henry                                           43,934
Robert E. Higgins                                      223,369
M. Roch Hillenbrand                                     20,000
Jacquelyn M. Hoffman-Zehner                             33,706
Richard R. Hogan                                        50,000
Fern Hurst                                              27,378
Robert J. Hurst                                         80,000
Francis J. Ingrassia                                    51,002
Timothy J. Ingrassia                                    25,318
James A. Jacobson                                       20,000
Arthur L. Jacobson, Jr.                                  5,000
Stefan J. Jentzsch                                      27,265
Chansoo Joung                                           30,000
Ann F. Kaplan                                           79,006
Barry A. Kaplan                                         32,280
Robert J. Katz                                         113,046
Peter R. Kellogg                                        24,000
Kevin W. Kennedy                                       100,000
William J. Kenney                                       34,013
Douglas W. Kimmelman                                    15,000
Bradford C. Koenig                                      38,615
Jonathan L. Kolatch                                     51,158

COVERED PERSON                                  NUMBER OF SHARES
Philip J. Kopp III                                       5,290
Peter S. Kraus                                          70,967
David G. Lambert                                        32,884
Thomas D. Lasersohn                                      5,000
Anthony D. Lauto                                        23,533
Stephen M. Levick                                       18,191
Matthew G. L'Heureux                                    25,739
Robert Litterman                                        46,116
Robert H. Litzenberger                                  17,005
Jonathan M. Lopatin                                     36,791
Michael R. Lynch                                        60,000
Peter G.C. Mallinson                                    60,000
Arthur S. Margulis, Jr.                                 10,000
Ronald G. Marks                                         41,519
Nicholas L. Marovich                                     6,250
Eff W. Martin                                           68,056
David J. Mastrocola                                     40,000
John P. McNulty                                        118,210
Sanjeev K. Mehra                                        31,823
T. Willem Mesdag                                        72,730
Eric M. Mindich                                         50,000
John J. Minio                                           40,293
Steven T. Mnuchin                                       90,656
Masanori Mochida                                       113,005
Karsten N. Moller                                       45,310
Thomas K. Montag                                        80,000
Robert B. Morris III                                    83,308
R. Scott Morris                                          2,000
Sharmin Mossavar-Rahmani                               100,000
Edward A. Mule                                          60,000
Timothy R. Mullen                                      150,000
Philip D. Murphy                                       100,000
Raymond T. Murphy                                       12,807
Thomas S. Murphy, Jr.                                   15,000
Avi M. Nash                                             10,000
Daniel M. Neidich                                       96,504
Kipp M. Nelson                                          48,218
Robin Neustein                                         100,000
Suzanne M. Nora Johnson                                104,261
Michael E. Novogratz                                    21,355
Terence J. O'Neill                                      86,510
Timothy J. O'Neill                                      91,393
Donald C. Opatrny, Jr.                                  85,492
Robert J. O'Shea                                        71,977
Greg M. Ostroff                                         16,338
Terence M. O'Toole                                     100,000
Robert J. Pace                                          17,185
Bryant F. Pantano                                        5,000
Scott M. Pinkus                                         88,585
Timothy C. Plaut                                        52,056
Wiet H.M. Pot                                           65,143
John J. Powers                                          30,000
Michael A. Price                                        25,000

COVERED PERSON                                  NUMBER OF SHARES
Scott Prince                                            19,000
Stephen D. Quinn                                        50,000
Michael G. Rantz                                        44,511
James P. Riley, Jr.                                     81,347
Simon M. Robertson                                      60,000
J. David Rogers                                         96,210
Emmanuel Roman                                          25,099
Ralph F. Rosenberg                                      18,123
Stuart M. Rothenberg                                    35,000
Michael S. Rubinoff                                     22,742
Richard M. Ruzika                                       22,911
Jeri Lynn Ryan                                          13,409
John C. Ryan                                            25,000
Michael D. Ryan                                         15,000
Richard C. Salvadore                                    48,351
Richard A. Sapp                                        100,000
Joseph Sassoon                                          74,827
Tsutomu Sato                                            29,848
Muneer A. Satter                                        40,583
Jonathan S. Savitz                                      13,691
Peter Savitz                                            37,073
Howard B. Schiller                                      51,886
Antoine Schwartz                                        29,082
Eric S. Schwartz                                        80,960
Mark Schwartz                                          100,000
Patrick P. Scire                                        65,917
Charles B. Seelig, Jr.                                  84,458
Steven M. Shafran                                       34,310
Richard S. Sharp                                       125,378
Marybeth Shea                                            6,140
James M. Sheridan                                       41,887
Richard G. Sherlund                                     52,314
Harvey Silverman                                        47,863
Howard A. Silverstein                                   20,000
Dinakar Singh                                           23,424
Christian J. Siva-Jothy                                 24,000
Cody J. Smith                                           43,000
Jonathan S. Sobel                                       23,019
Marc A. Spilker                                         42,234
Daniel W. Stanton                                       60,000
Steven R. Starker                                       71,004
Esta E. Stecher                                         38,088
Fredric E. Steck                                        40,000
Cathrine S. Steck                                       18,743
Robert K. Steel                                        100,000
Gene T. Sykes                                           75,000
Mark R. Tercek                                          38,503
Donald F. Textor                                        47,400
Gary S. Tolchin                                         59,693
Brian J. Toolan                                         26,491
John R. Tormondsen                                      35,000
Leslie C. Tortora                                       86,978
John L. Townsend III                                    78,760

COVERED PERSON                                  NUMBER OF SHARES
Lawrence F. Trainor                                     12,822
Byron D. Trott                                          45,000
Robert B. Tudor III                                     20,000
Thomas E. Tuft                                          49,661
Malcolm B. Turnbull*                                    25,032
John E. Urban                                           19,217
Lee G. Vance                                            55,267
George F. Varsam                                        26,985
David A. Viniar                                         89,000
Barry S. Volpert                                       100,000
George H. Walker IV                                     21,549
Peter A. Weinberg                                      182,235
George W. Wellde, Jr.                                   60,000
Anthony G. Williams                                     81,429
Thomas L. Williams                                      16,382
Kendrick R. Wilson III                                  20,000
Jon Winkelried                                          50,000
Steven J. Wisch                                         42,277
Richard E. Witten                                       94,879
Tracy R. Wolstencroft                                   74,122
Yasuyo Yamazaki                                         28,344
Danny O. Yee                                            50,262
Yoel Zaoui                                              19,239
Gregory H. Zehner                                       37,178
Alphonse Zenna                                          25,006
Joseph R. Zimmel                                       103,611
Mark A. Zurack                                          41,368

TRUSTS
120 Broadway Partners                                   33,000
Anahue Trust                                            10,196
The Edward Scott Mead 2001 Trust                        25,000
The Gary W. Williams 2001 Trust                         70,000
The Girish V. Reddy 2001 Trust                          21,674
Mark Dehnert Living Trust                                5,000
The Michael J. Zamkow 2001 Trust                        50,000
The Patrick J. Ward 2001 Trust                          96,157
Trust u/w James Kellogg III                             39,000
The Unicorn Trust                                       36,774
A.C. Trust                                              12,161
The Beller/Moses Trust                                  45,188

PARTNERSHIPS
Bermuda Partners, L.P.                                  18,000
Mijen Family Partnership                                16,764
The Rizner Family Limited Partnership                   11,124
Silverman Partners, L.P.                                42,498

CORPORATIONS
Guapulo Holdings Limited                                53,947
HJS2 Limited                                             5,000

----------------------
* Includes shares held by a corporation wholly owned by the Covered Person.

COVERED PERSON                                  NUMBER OF SHARES
Melalula Limited                                        89,599
Robinelli Limited                                       30,000
RJG Holding Company**                                   36,398
Vyrona Holdings Limited                                 98,501

                                                                         ANNEX D


ITEM 5(A). DESCRIPTION OF SHARES AS TO WHICH THERE IS A RIGHT TO ACQUIRE EXERCISABLE WITHIN 60 DAYS

An aggregate of 85,956 shares of Common Stock are deliverable to Covered Persons upon the exercise of stock options, all of which have vested and are exercisable. Upon delivery, these shares of Common Stock will be Covered Shares.

                                                                         ANNEX E


ITEM 5(C). DESCRIPTION OF ALL TRANSACTIONS IN THE COMMON STOCK EFFECTED BY THE COVERED PERSONS IN THE PAST 60 DAYS AND NOT PREVIOUSLY REPORTED ON
            SCHEDULE 13D


The following sales of shares of Common Stock were made by the following Covered Person through Goldman, Sachs & Co. for cash on the New York Stock Exchange:

  COVERED PERSON        TRADE DATE         NUMBER OF SHARES      PRICE PER SHARE
Charles T. Harris III   March 21, 2002          5,000                $90.25
Reuben Jeffery III      March 21, 2002        125,000                 90.29
Reuben Jeffery III      March 22, 2002         70,000                 90.17
Reuben Jeffery III      March 25, 2002         10,000                 90.13
Reuben Jeffery III      March 26, 2002         70,000                 89.35


The following sales of Covered Shares were made by the following Covered Persons through Mellon Investor Services LLC for cash on the New York Stock Exchange:

  COVERED PERSON          TRADE DATE         NUMBER OF SHARES      PRICE PER SHARE
Robert G. Collins         March 21, 2002         5,937                $89.45
Matthew S. Darnall        March 21, 2002           750                 89.45
Michael G. De Lathauwer   March 21, 2002         1,029                 89.45
Michael G. De Lathauwer   March 21, 2002         1,514                 89.45
Oliver L. Frankel         March 21, 2002           517                 89.45
Matthias K. Frisch        March 21, 2002           200                 89.45
John A. Mahoney           March 21, 2002         2,681                 89.45
John J. McCabe            March 21, 2002           500                 89.45
Michael J. Richman        March 21, 2002         1,194                 89.45
Michael J. Richman        March 21, 2002           433                 89.45
Luca D. Ferrari           March 22, 2002           259                 90.03
Christopher J. Magarro    March 22, 2002           775                 90.03
Christopher J. Magarro    March 22, 2002           133                 90.03
Patrick E. Murphy         March 22, 2002         1,592                 90.03
Paul S. Schapira          March 22, 2002           229                 90.03
Laurie G. Campbell        March 25, 2002         1,631                 88.63
Laurie G. Campbell        March 25, 2002           296                 88.63
Orit P. Freedman          March 25, 2002           817                 88.63
Orit P. Freedman          March 25, 2002         1,630                 88.63
Mitchell J. Lieberman     March 25, 2002         1,147                 88.63
Mitchell J. Lieberman     March 25, 2002           671                 88.63
Josephine Linden          March 25, 2002         2,000                 88.63
Michael D. Cochrane       March 26, 2002         1,689                 88.77
Michael D. Cochrane       March 26, 2002           568                 88.77
Earl S. Enzer             March 26, 2002           616                 88.77
Tobin V. Levy             March 26, 2002           300                 88.77
John J. McCabe            March 26, 2002           178                 88.77
Duncan L. Niederauer      March 26, 2002           400                 88.77
Daniel B. O'Rourke        March 26, 2002           273                 88.77
Daniel B. O'Rourke        March 26, 2002         1,974                 88.77
Daisuke Toki              March 26, 2002           733                 88.77


The Covered Persons listed below participate in the Common Stock fund of The Goldman Sachs Employees' Profit Sharing Retirement Income Plan. These Covered Persons acquired interests in the Common Stock fund representing the number of shares of Common Stock set forth below:

                     ACQUISITION OR    TRANSACTION        NUMBER OF
 COVERED PERSON       DISPOSITION          DATE            SHARES    PRICE PER SHARE
David D. Wildermuth   Disposition      March 22, 2002       2          $89.73

SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: April 3, 2002
                               By: /s/ Esta E. Stecher
                                   -----------------------------------------
                             Name: Esta E. Stecher
                             Title:   Attorney-in-Fact

                                  EXHIBIT INDEX


Exhibit                                                   Description
-------                                                   -----------
A.                  Shareholders' Agreement, dated as of May 7, 1999 (incorporated by reference to Exhibit A to the
                    Schedule 13D filed May 17, 1999 (File No. 005-56295) (the "Initial Schedule 13D")).

B.                  Form of Agreement Relating to Noncompetition and Other Covenants (incorporated by reference to
                    Exhibit 10.20 to the registration statement on Form S-1 (File No. 333-74449) filed by The
                    Goldman Sachs Group, Inc.).

C.                  Form of Pledge Agreement (the "IPO Pledge Agreement") (incorporated by reference to Exhibit
                    10.21 to the registration statement on Form S-1 (File No. 333-74449) filed by The Goldman Sachs
                    Group, Inc.).

D.                  Form of Amendment No. 1 to the IPO Pledge Agreement (filed as Exhibit E), dated July 10, 2000
                    (incorporated by reference to Exhibit F to Amendment No. 4 to the Initial Schedule 13D, filed
                    July 11, 2000 (File No. 005-56295)).

E.                  Registration Rights Instrument, dated as of December 10, 1999 (incorporated by reference to
                    Exhibit G to Amendment No. 1 to the Initial Schedule 13D, filed December 17, 1999 (File No.
                    005-56295)).

F.                  Supplemental Registration Rights Instrument, dated as of December 10, 1999 (incorporated by reference to Exhibit H to Amendment No. 1 to the Initial Schedule 13D, filed December 17, 1999
                    (File No. 005-56295)).

G.                  Form of Counterpart to Shareholders' Agreement for former profit participating limited partners of The Goldman Sachs Group, L.P. (incorporated by reference to Exhibit I to Amendment No. 2 to the Initial Schedule 13D, filed June 21, 2000 (File No. 005-56295)).

H.                  Form of Counterpart to Shareholders' Agreement for former retired limited partners of The
                    Goldman Sachs Group, L.P. who are currently managing directors of The Goldman Sachs Group, Inc.
                    (incorporated by reference to Exhibit J to Amendment No. 2 to the Initial Schedule 13D, filed
                    June 21, 2000 (File No. 005-56295)).

I.                  Form of Counterpart to Shareholders' Agreement for non-individual former owners of Hull and
                    Associates, L.L.C. (incorporated by reference to Exhibit K to Amendment No. 3 to the Initial
                    Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

J.                  Form of Counterpart to Shareholders' Agreement for non-U.S. corporations (incorporated by reference to Exhibit L to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File
                    No. 005-56295)).

K.                  Form of Counterpart to Shareholders' Agreement for non-U.S. trusts (incorporated by reference to
                    Exhibit M to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No.
                    005-56295)).

L.                  Form of Guarantee and Pledge Agreement for non-U.S. corporations (incorporated by reference to
                    Exhibit N to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No.
                    005-56295)).

M.                  Form of Pledge Agreement for shareholders of non-U.S. corporations (incorporated by reference to
                    Exhibit O to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No.
                    005-56295)).

Exhibit                                                   Description
-------                                                   -----------
N.                  Form of Pledge Agreement for shareholders of non-U.S. corporations (Jersey version)
                    (incorporated by reference to Exhibit P to Amendment No. 3 to the Initial Schedule 13D, filed
                    June 30, 2000 (File No. 005-56295)).

O.                  Form of Counterpart to Shareholders' Agreement for Transferee Covered Persons (incorporated by reference to Exhibit Q to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000
                    (File No. 005-56295)).

P.                  Supplemental Registration Rights Instrument, dated as of June 19, 2000 (incorporated by reference to Exhibit R to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000
                    (File No. 005-56295)).

Q.                  Supplemental Registration Rights Instrument, dated as of July 31, 2000 (incorporated by reference to Exhibit S to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000
                    (File No. 005-56295)).

R.                  Underwriting Agreement (U.S. Version), dated as of August 1, 2000 (incorporated by reference to
                    Exhibit T to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File No.
                    005-56295)).

S.                  Underwriting Agreement (International Version), dated as of August 1, 2000 (incorporated by reference to Exhibit U to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000
                    (File No. 005-56295)).

T.                  Underwriting Agreement (Asia/Pacific Version), dated as of August 1, 2000 (incorporated by reference to Exhibit V to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000
                    (File No. 005-56295)).

U.                  Form of Power of Attorney to be executed by Covered Persons participating in the Rule 144
                    Program (incorporated by reference to Exhibit W to Amendment No. 8 to the Initial Schedule 13D,
                    filed September 25, 2000 (File No. 005-56295)).

V.                  Power of Attorney (incorporated by reference to Exhibit X to Amendment No. 14 to the Initial
                    Schedule 13D, filed March 29, 2001 (File No. 005-56295)).

W.                  Form of Amended and Restated Member Agreement, dated as of September 10, 2000, and amended and restated as of October 26, 2000, between GS Inc. and each SLK Covered Person (incorporated by reference to Exhibit Y to Amendment No. 10 to the Initial Schedule 13D, filed November 3, 2000
                    (File No. 005-56295)).

X.                  Form of Pledge Agreement, dated as of October 31, 2000, between GS Inc. and each SLK Covered
                    Person (incorporated by reference to Exhibit Z to Amendment No. 10 to the Initial Schedule 13D,
                    filed November 3, 2000 (File No. 005-56295)).

Y.                  Supplemental Registration Rights Instrument, dated as of December 21, 2000 (incorporated by reference to Exhibit AA to Amendment No. 12 to the Initial Schedule 13D, filed January 23, 2001
                    (File No. 005-56295)).

Z.                  Form of Member Agreement, dated as of January 26, 2001, between GS Inc. and each Jacobson
                    Covered Person (incorporated by reference to Exhibit BB to Amendment No. 14 to the Initial
                    Schedule 13D, filed March 28, 2001 (File No. 005-56295)).

Exhibit                                                   Description
-------                                                   -----------
AA.                 Form of Pledge Agreement, dated as of March 19, 2001, between GS Inc. and each Jacobson Covered
                    Person (incorporated by reference to Exhibit CC to Amendment No. 14 to the Initial Schedule 13D,
                    filed March 28, 2001 (File No. 005-56295)).

BB.                 Form of Guarantee and Pledge Agreement for trusts (incorporated by reference to Exhibit DD to
                    Amendment No. 19 to the Initial Schedule 13D, filed October 30, 2001 (File No. 005-56295)).

CC.                 Form of Pledge Agreement for beneficiaries of trusts (incorporated by reference to Exhibit EE to
                    Amendment No. 19 to the Initial Schedule 13D, filed October 30, 2001 (File No. 005-56295)).

DD.                 Form of Guarantee and Pledge Agreement for non-U.S. trusts holding Common Stock through non-U.S.
                    corporations (incorporated by reference to Exhibit FF to Amendment No. 20 to the Initial
                    Schedule 13D, filed December 21, 2001 (File No. 005-562295)).

EE.                 Form of Pledge Agreement for beneficiaries of non-U.S. trusts holding Common Stock through
                    non-U.S. corporations (incorporated by reference to Exhibit GG to Amendment No. 20 to the
                    Initial Schedule 13D, filed December 21, 2001 (File No. 005-562295))..

FF.                 Supplemental Registration Rights Instrument, dated as of December 21, 2001 (incorporated by reference to Exhibit 4.4 to the registration statement on Form S-3 (File No. 333-74006) filed by
                    The Goldman Sachs Group, Inc.)